Exhibit 10.25

INDUSTRIAL LEASE

This Industrial Lease (“Lease”) dated as of this 4th day of December, 2009, by and between WELSH ROMULUS, LLC, a Delaware limited liability company, BPE EXCHANGE, LLC, a Delaware limited liability company and BPW EXCHANGE, LLC, a Delaware limited liability company (collectively, “Landlord”) and A123 SYSTEMS INC., a Delaware corporation (“Tenant”).

WHEREAS, in consideration of the Rent hereinafter defined, and the covenants contained herein, Landlord and Tenant hereby agree as follows:

1.             Basic Lease Information/Definitions.

1.1	Premises

Approximately 287,300 square feet of office and warehouse space consisting of the entirety of the Building (defined below), as depicted on Exhibit A attached hereto and incorporated herein by reference. See Article 2.

1.2	Building

The building located at 38100 Ecorse Road, Romulus, Michigan 48074, situated on that certain real property legally described on Exhibit B attached hereto and incorporated herein by reference (“Property”), initially consisting of approximately 287,300 square feet.

1.3	Commencement Date	January 1, 2010

1.4	Term

Ten (10) years (120 months) unless sooner terminated or extended pursuant to the terms and conditions of this Lease; provided, however, that if the Commencement Date is not the first day of a calendar month, the Term shall be extended to the last day of the one hundred twentieth (120th) full calendar month.

1.5	Base Rent

Base Rent shall be fixed for the entire Term at the annual rate of $1,364,675.00 (i.e. $4.75 pre rentable square foot of the Premises per annum), payable in equal monthly installments of $113,722.92, subject to the abatement provided in Article 21 below. See Article 4 and Article 21.

1.6	Tenant’s Pro Rata Share

100% (which percentage is the quotient obtained by dividing the rentable area of the Premises by the rentable area of the Building and Property). The estimated Additional Rent (as hereinafter defined) for 2010 is $1.94 per square foot. See Section 4.2.

1.7	Security Deposit	$750,000.00

1.8	Tenant’s Notice Address	38100 Ecorse Road Romulus, Michigan 48074 Attention: John Pinho

With copies to: A123 Systems, Inc. Arsenal on the Charles 321 Arsenal Street Watertown, Massachusetts 02472 Attention: General Counsel

and to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attention: Paul Jakubowski, Esq.

See Section 27.5

1.9	Landlord’s Notice Address	c/o Welsh Companies, LLC 4350 Baker Road Minnetonka, MN 55343 Attention: Asset Manager

See Section 27.5

1.10	Insurance Requirement	See Article 11.

1.11	Guarantor	None

2.             Lease Grant; Conditions Precedent; Landlord Cooperation.

2.1          Lease Grant.  Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises (as defined in Section 1.1 hereof).

2.2          Conditions Precedent.  Intentionally deleted.

2.3          Landlord Cooperation.  Landlord is aware that Tenant intends to apply for federal, state and local grants, loans, tax abatements and reductions and other incentives with respect to its business to be conducted at the Premises. Landlord agrees to reasonably cooperate (at no out-of-pocket expense to Landlord and without incurring any liability to Landlord on account of such cooperation) with such activities and in no way object to or impede such activities (provided such activities will not adversely impact Landlord or the Property) to facilitate such activities.  In connection with the foregoing, Landlord agrees, at the request of Tenant, to execute any commercially reasonable documentation (subject to the foregoing limitations) related to the foregoing and to appear at hearings and/or meetings as reasonably requested by Tenant.  Further, and notwithstanding anything to the contrary set forth in this Lease, Tenant shall have the right to pledge or otherwise grant a first priority security lien or other interest in its leasehold interest hereunder as well as its interest in any of Tenant’s furniture, fixtures, equipment or other personal property (“Tenant’s Property”) to the United States Department of Energy or any other party providing financing to Tenant in connection with the conduct of Tenant’s business in the Premises, and upon written request by Tenant, Landlord will execute and deliver Commercially Reasonable Instrument(s) (defined below) consenting to such financing and/or waiving any statutory or contractual Landlord’s lien in Tenant’s Property, provided Landlord shall not incur any cost, expense or liability in connection with such instrument, it being agreed that Tenant shall be responsible for any fee or review costs charged by its lender and for Landlord’s out-of-pocket costs, including attorneys fees and costs, incurred with respect to the same. Landlord’s failure to execute such instrument shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.  As used in this Lease, “Commercially Reasonable Instrument(s)” shall be instruments containing terms and provisions that other prudent institutional owners of similar first class single tenant industrial buildings in the Romulus, Michigan, area (“Similar Owners”) would agree to, provided, for purposes of this Section 2.3, only, such Similar Owners would be likewise entering into an agreement with a governmental bureau or agency.

3.             Common Areas.

“Common Areas” shall mean all areas within the Property that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Tenant shall have the right to use the Common Areas for the purposes intended.

4.             Rent.

4.1          Base Rent.  Subject to the provisions of Article 21 of this Lease, Tenant shall pay to Landlord the Base Rent identified in Section 1.5 of this Lease in advance on first day of each calendar month during the Term, without notice, demand, deduction or set-off, mailed to Welsh Romulus, LLC, care of Welsh Companies, LLC, 135 S. LaSalle Street, Suite 1625, Attn:  Trust Dept/CCM 724727.1, Chicago, Illinois 60603, or such other location as Landlord shall advise Tenant of from time to time, and Base Rent checks shall be made payable to Landlord.  Should the Term commence on a day other than the first day of a calendar month, Landlord and Tenant agree that Base Rent for the first month of the Term shall be prorated and Base Rent for the remaining months shall be due and payable on the first of the month as provided above.  Base Rent plus all other sums due and owing pursuant to this Lease shall be collectively called “Rent.”

4.2          Common Area Expenses, Taxes and Insurance.

(i)    “Additional Rent” shall mean that amount which is equal to Tenant’s Pro Rata Share, as identified in Section 1.6 of this Lease, of the Expenses and Taxes for the Building.  Subject to the limitations and exclusions set forth below, “Expenses” shall mean all actual costs and expenses paid or incurred by Landlord or its agents and employees in connection with the performance of its obligations under this Lease with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Property, including, but not limited to, the following: (a) services provided directly by employees of Landlord or its agents in connection with the operation, maintenance, repair or rendition of other services to or for the Property; (b) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises, together with any taxes on such utilities; (c)  the insurance coverages maintained by Landlord pursuant to Article 11 below except to the extent the same is to be maintained by Landlord at its sole cost and expense in accordance with the terms hereof; (d) the cost of all supplies, tools, materials and equipment utilized in the ownership and operation of the Property, and sales and other taxes thereon; (e) amounts charged by any or all of architects, contractors, engineers or other professionals, materialmen and suppliers for services, materials and supplies furnished to Landlord in connection with any or all of the operation, repair and maintenance of any part of the Property including, without limitation, the Building’s roof, the Building’s associated surface parking areas, and the Common Area (except as expressly set forth herein); (f) management fees to Landlord or its agents or other persons or management entities actually involved in the management and operation of the Property (which will equal three percent [3%] of annual gross receipts for the Premises), subject to the provisions of Section 4.4 below; and (g) any capital improvements made by, or on behalf of, Landlord to the Property which Landlord makes or directs pursuant to the terms of this Lease that are any of the following: (1) actually designed to reduce expenses (and in such event, only to the extent such costs actually reduce Expenses), (2) required to bring the Property in compliance with any and all laws, statutes, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements (hereinafter “Law(s)”) applicable thereto, which were first enacted (or first enforced based upon a new interpretation thereof) on or after the Commencement Date, (3) relating to the Building’s roof or Building’s associated surface parking area, or (4) any Tenant Capital Improvement Items (defined in Section 8.1(ii) below), in all cases the cost of which capital improvements, together with seven percent (7%) interest, shall be amortized by Landlord over the useful life of the improvement in accordance with generally accepted accounting principles (“GAAP”). Notwithstanding the foregoing or anything to the contrary set forth in this Lease, “Expenses” shall not include any of the following:

(1)           Costs incurred by Landlord in connection with its maintenance, repair and replacement of the structure of the Building unless the need for such maintenance, repair or replacement arises from Tenant’s negligence, misuse of the Premises, willful misconduct or failure to abide by the terms and provisions of this Lease;

(2)           Any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Property;

(3)           All bad debt loss, rent loss, or reserves for bad debt or rent loss;

(4)           Principal payments of mortgage and other non operating debts of Landlord;

(5)           Expenses which may be considered capital improvements, capital repairs, capital charges or any other capital costs as determined under GAAP, except to the extent expressly provided in the definition of Expenses above;

(6)           Payments for rented equipment, the cost of which would constitute a capital expenditure if the equipment were purchased, in which event, the above provision regarding the definition of Expenses would govern the determination of whether such costs are included in Expenses;

(7)           Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed for such costs by insurance proceeds, contractor warranties (in which event Landlord, at its option, may pursue such claims directly or assign any such warranties to Tenant for enforcement), guarantees, judgments or other third party sources.  Landlord will use commercially reasonable efforts to collect on any warranty, guarantee, judgment or other third party source;

(8)           Any expenses for which Landlord has received actual reimbursement (other than as additional rent from Tenant or through payment by Tenant of Expenses);

(9)           Advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building;

(10)         Leasing commissions, brochures, marketing supplies, attorney’s fees, costs, and disbursements and other expenses incurred in connection with negotiation of leases with prospective tenants;

(11)         Rental concessions granted to specific tenants and expenses incurred in renovating or otherwise improving or decorating, painting, or redecorating space for specific tenants, other than ordinary repairs and maintenance provided to all tenants;

(12)         All items (including repairs) and services for which Tenant or other tenants pay directly to third parties or for which Tenant or other tenants reimburse (or are required to reimburse) Landlord (other than Expenses payable hereunder);

(13)         Salaries or fringe benefits of (i) employees above the grade of building manager or general manager, and (ii) employees whose time are not spent directly and solely in the operation of the Property, provided that if any employee performs services in connection with the Building and other buildings, costs associated with such employee may be proportionately included in Expenses based on the percentage of time such employee spends in connection with the operation, maintenance and management of the Building;

(14)         Overhead and profit increment paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and\or Premises to the extent only that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience;

(15)         All costs associated with the operation of the business of the ownership or entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing and managing the Building) including, but not limited to, (i) Landlord’s or Landlord’s managing agent’s general corporate overhead and general corporate administrative expenses, (ii) accounting costs, (iii) legal costs, costs to defend lawsuits with any Landlord’s Mortgagee (defined in Article 12 below) (except as the actions of Tenant may be in issue), (iv) costs of selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Building, and (v) costs of disputes between Landlord and its employees or Building manager;

(16)         Any costs, fines or penalties incurred due to violations of any Laws which were first enacted (or first enforced based upon a new interpretation thereof) prior to the Commencement Date;

(17)         All assessments and premiums which do not arise from the acts of Tenant, including the conduct of Tenant’s business in the Premises or Tenant’s improvements in the Premises, which can be paid in installments, shall be paid by Landlord in the maximum number of installments permitted by law, unless the terms of any Mortgage (defined in Article 12 below) require sooner payment, and in any event shall not be included as Expenses except in the year in which the assessment or premium installment is actually paid.

(18)         Any fines, costs, penalties or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees;

(19)         Landlord’s charitable and political contributions;

(20)         Costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building;

(21)         All costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building);

(22)         Depreciation; and

(23)         Costs incurred in connection with the sale, financing or refinancing of the Building

“Taxes” shall mean (x) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, paid due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (y) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property.  For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that are assessed, become a lien, or accrue during such year which obligation shall survive the termination or expiration of this Lease.  Notwithstanding the foregoing or anything to the contrary set forth in this Lease, “Taxes” shall not include any income, capital levy, capital stock, succession, franchise, gift, estate, inheritance, transfer or deed tax.  If Tenant in the exercise of its reasonable judgment believes that Taxes are excessive because of improper valuations, tax rates or special assessments and should be contested, and Landlord is not contesting Taxes for such year, then Tenant shall have the right to contest with reasonable diligence the Taxes and to deduct all reasonable third party out of pocket costs relating to the contest from any refund obtained from such contest.  Tenant shall be entitled to collect the entire refund, except to the extent that the refund applies to taxes attributable to a period that precedes or follows, in whole or in part, the Term, or in the event Tenant was not obligated to pay the entirety of the taxes for which the contest was made, in which case the refund shall be prorated accordingly.  Tenant shall use reasonable diligence in pursuing any such tax contest, including any settlement thereof; provided, however, Tenant (a) agrees to consult with Landlord prior to commencing any such tax contest; and (b) shall not settle any such tax contest without the approval of Landlord, which may be given or withheld in Landlord’s reasonable discretion. Landlord agrees to reasonably cooperate (without incurring any liability to Landlord on account of such cooperation) with any tax contest and in no way object to or impede such tax contest (provided such tax contest will not adversely impact Landlord or the Property) to facilitate such tax contest.  Any fees and costs assessed with respect to such contest shall be deemed Taxes as provided in the definition of Taxes above.

(ii)           For each year during the Term, Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes as Additional Rent.  Prior to each calendar year, or as soon as reasonably possible thereafter, Landlord shall estimate and notify Tenant of the estimated amount of Additional Rent due for such year, and Tenant shall pay Landlord one-twelfth (1/12) of such estimate on the first day of each month during such year.  Landlord shall deliver to Tenant a report setting forth the actual Expenses and Taxes for such calendar year and a statement of the amount of Additional Rent that Tenant has paid and is payable for such year.  Landlord shall use commercially reasonable efforts to deliver such report within one hundred twenty (120) days after the end of each calendar year, but in no event shall Landlord deliver such report later than one hundred fifty (150) days after the end of each calendar year.  Within thirty (30) days after receipt of such report, Tenant shall pay to Landlord the amount of the actual Additional Rent due for such calendar year minus any payments of Additional Rent made by Tenant for such year.  If Tenant’s estimated payments of Additional Rent exceed the amount due Landlord for such calendar year, Landlord shall apply such excess as a credit against Tenant’s other obligations under this Lease or, at Tenant’s written election, within thirty (30) days after such election refund such excess to Tenant.  If Landlord’s estimate of Tenant’s Pro Rata Share of Expenses and Taxes for any calendar year exceeds by more than five percent (5%) the actual Tenant’s Pro Rata Share of Expenses and Taxes for that calendar year, Landlord shall include eight percent (8%) interest per annum on any such excess; provided, however, that if the actual Tenant’s Pro Rata Share of Expenses and Taxes is lower than Landlord’s estimate of Additional Rent due to Landlord’s successful appeal regarding the cost of any items included therein, including any Taxes, or Landlord’s receipt of any sums from any warranty, guarantee, judgment or other third party source, then for purposes of this sentence only, Landlord’s estimate of Additional Rent shall be deemed to have been reduced by like reduction so that the reduction is not reflected in the difference between Landlord’s estimate and the actual Expenses and Taxes for such calendar year. Tenant’s obligation to pay (and Landlord’s obligation to refund) any component of Additional Rent shall survive the expiration or sooner termination of the Term.

(iii)          Tenant may, within one hundred fifty (150) days after receiving Landlord’s statement of Expenses and Taxes, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses and Taxes for the calendar year to which such Landlord’s statement relates.  Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review.  Tenant may either inspect the records at their location or pay for the reasonable cost of copying and shipping the records.  If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm.  Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit; provided, however, if Landlord and Tenant determine that Expenses and Taxes for the Building for the year in question were less than stated by more than five percent (5%), Landlord, within sixty (60) days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant.  Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses and Taxes for that year.  If Tenant fails to give Landlord an Objection Notice within the ninety (90) day period or fails to provide Landlord with a Review Notice within the one hundred fifty (150) day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and Taxes and shall be barred from raising any claims regarding the Expenses and Taxes for the year to which such Landlord’s statement relates.  If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice.  If Landlord and Tenant determine that Expenses and Taxes for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant, or, at Tenant’s election, refund any excess amount to Tenant within thirty (30) days following Tenant’s request therefor.  Likewise, if Landlord and Tenant determine that Expenses and Taxes for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days.  The records obtained by Tenant shall be treated as confidential.  In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses and Taxes unless Tenant has paid and continues to pay all Rent when due.

4.3          Late Payment.  If any installment of Rent or any other sums due from Tenant is not received by Landlord within ten (10) days following the due date, Tenant will pay to Landlord a late charge equal to three percent (3%) (provided, however, that if any installment of Rent is late more than one [1] time in any twelve [12] month period, the late charge shall equal five percent [5%] on any late payment in excess of such initial one [1] late payment) (in either case, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event such lesser rate shall be charged) of such overdue amount; provided, however, that for the first of any delinquency in payment in any twelve (12) month period the late charge shall not accrue unless Tenant continues to fail to pay ten (10) days following notice by Landlord of such failure. Landlord and Tenant hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord would incur as a result of such late payment.

4.4          Triple Net Conversion.  Notwithstanding anything to the contrary set forth in this Lease, in the event that Tenant collectively leases from Landlord and/or entities which control, are controlled by, or are under common control with, Landlord (such entities, “Landlord Affiliates”) space in the State of Michigan exceeding, in the aggregate, 1,000,000 rentable square feet (the “Triple Net Premises”), Tenant shall have the right, upon the giving of not less than ninety (90) days written notice to Landlord, and so long as Tenant assumes any service contracts that Landlord entered into with third parties with respect to the given Triple Net Premises (provided Tenant will not be obligated to assume any service contracts with a remaining term in excess of twenty-four (24) months), to take over and assume the repair, replacement, maintenance and operation of any Triple Net Premises for which Tenant leases the entire rentable square footage, except with respect to any repair, replacement, maintenance or operation obligations of Landlord for which Landlord is not reimbursed through Expenses (collectively, “Non-Reimbursed Landlord Related Items”); it being agreed that Landlord will remain liable for the performance of such Non-Reimbursed Landlord Related Items.  In such event, except with respect to Non-Reimbursed Landlord Related Items, Tenant shall be responsible, if and to the extent Landlord was otherwise responsible for the same, for all impositions, insurance premiums, utility charges, maintenance, repair and replacement expenses, payments or charges under covenants, conditions and restrictions now of record or hereafter of record, all expenses relating to compliance with all Laws in effect on or after the effective date of Tenant’s assumption and applicable to the Premises or the use or occupancy of the Premises, and all other costs, fees, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Premises which may arise or become due during the term or by reason of events occurring during the Term shall be paid or discharged by Tenant, at Tenant’s sole cost and expense.  Tenant will promptly notify Landlord if and when it becomes aware of the need for any Non-Reimbursed Landlord Related Items.  Following the effective date of such take over and assumption, Tenant shall be obligated, at its sole cost and expense, to perform all repair, replacement, maintenance and operation of the Triple Net Premises (subject to the foregoing caveat regarding the Non-Reimbursed Landlord Related Items) in a manner consistent with Similar Owners and perform the obligations of Landlord contemplated by this Lease other than with respect to the performance of any Non-Reimbursed Landlord Related Items, in which event Tenant shall not be obligated to reimburse Landlord for its Pro Rata Share of Expenses (such as the actual costs and expenses paid or incurred with respect to the ownership, repair, replacement, maintenance and operation of the Property), except for the insurance coverages maintained by Landlord pursuant to Article 11 below, and the terms and provisions of subparagraph (ii) of Section 4.2 above shall be inapplicable except with respect to any partial year preceding Tenant’s assumption of the repair, replacement, maintenance and operation of any Triple Net Premises; it being the intent of the parties that with respect to any Triple Net Premises Landlord be entitled to a reimbursement from Tenant of 100%, but in no event in excess of 100%, of the costs actually paid or incurred by Landlord (other than for Non-Reimbursed Landlord Related Items).  Nothing herein contained, however, shall relieve Tenant from its obligation to pay Taxes for the Building in accordance with the provisions of Section 4.2 hereof.

5.             Security Deposit; Guaranty.

5.1          Security Deposit.

5.1.1       On or before five (5) days following full execution and delivery of this Lease, Tenant shall pay to Landlord the Security Deposit as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease; provided, however, that the Security Deposit is not an advance rent deposit or an advance payment of any other kind, nor a measure of Landlord’s damages upon Tenant’s Default.  Landlord shall not be required to segregate the Security Deposit from its other funds and no interest shall accrue to be payable to Tenant with respect thereto.  Landlord may (but shall not be required to) use the Security Deposit or any portion thereof to cure any Default or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord’s remedies under this Lease or at law.  In such event and upon written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deposit with Landlord an amount sufficient to return the Security Deposit to the full amount required under this Lease.  Tenant’s failure to make such payment to Landlord within ten (10) days of Landlord’s notice shall constitute a Default.  If Tenant is not in Default at the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder.

5.1.2       The Security Deposit may be in the form of an irrevocable  letter of credit (the “Letter of Credit”), which Letter of Credit shall:  (a) be in the amount of $750,000.00; (b) be in form and substance reasonably satisfactory to Landlord; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord (Landlord acknowledging and agreeing that as of the date of its execution of this Lease Landlord approves Silicon Valley Bank, J.P. Morgan and Bank of America, National Association as potential issuers of the Letter of Credit); (e) expressly allow Landlord to draw upon it:  (i) in the event that the Tenant is in Default under the Lease by delivering to the issuer of the Letter of Credit written notice that Landlord is entitled to draw thereunder pursuant to the terms of this Lease; or (ii) if Tenant, within sixty (60) days prior to expiration of the Letter of Credit then held by Landlord, fails to provide Landlord with a replacement Letter of Credit meeting the requirements herein; (f) if generally required by prudent institutional owners and customarily issued by issuing banks, expressly state that it will be honored by the issuer without inquiry into the accuracy of any such notice or statement made by Landlord; (g) expressly permit multiple or partial draws up to the stated amount of the Letter of Credit; (h) expressly provide that it is transferable to any successor of Landlord; and (i)  expire no earlier than sixty (60) days after the expiration of the Term of this Lease or provide for automatic annual renewals such that the Letter of Credit, as renewed each year, will expire no earlier than sixty (60) days after the expiration of the Term of this Lease.  In the event the issuer of the Letter of Credit elects not to renew the Letter of Credit for any period required hereunder, then if Tenant fails to provide Landlord with a replacement Letter of Credit that complies with the requirements of this Section 5.1.2 at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Section 5.1.  Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an FDIC insured financial institution reasonably satisfactory to the Landlord at the time of the issuance thereof.

5.1.3       If Landlord draws on the Letter of Credit as permitted in this Lease or the Letter of Credit, then, upon demand of Landlord, Tenant shall restore the amount available under the Letter of Credit to its original amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount.  In the alternative, Tenant may provide Landlord with cash, to be held by Landlord in accordance with this Article, equal to the restoration amount required under the Letter of Credit.

5.1.4       The initial Letter of Credit shall be issued by a commercial bank acceptable to Landlord (a) that is chartered under the laws of the United States, any State thereof or the District of Columbia, (b) which is insured by the Federal Deposit Insurance Corporation; (c) whose long-term, unsecured and unsubordinated debt obligations are rated by at least two of the following: (i) Fitch Ratings Ltd. (“Fitch”), (ii) Moody’s Investors Service, Inc. (“Moody’s”) and (iii) Standard & Poor’s Ratings Services (“S&P”), or their respective successors (collectively, the “Rating Agencies”) with ratings of not less than A from Fitch, A2 from Moody’s and A from S&P; and (d) which has a short term deposit rating from at least two Rating Agencies with ratings of not less than A1 from Fitch, P-1 from Moody’s and A-1 from S&P (collectively, the “LC Issuer Requirements”).  If at any time the LC Issuer Requirements are not met, Landlord shall notify Tenant as such, in which event Tenant shall have five (5) business days to provide a letter of credit from an issuer meeting the LC Issuer Requirements, or otherwise reasonably acceptable to Landlord based on the then-existing status of financial firms.  Tenant’s failure to provide a replacement letter of credit as aforesaid shall entitle Landlord to draw upon the Letter of Credit and hold the proceeds thereof as the Security Deposit hereunder in accordance with the terms of this Article 5.

5.1.5       Subject to the remaining terms of this Section 5.1, and provided no more than one (1) monetary Default has occurred under this Lease during the twelve (12) month period immediately preceding the effective date of any reduction of the Security Deposit and that such monetary Default was cured within any applicable notice and cure period set forth in this Lease, Tenant shall have the right to reduce the amount of the Security Deposit (i.e., the Letter of Credit) so that the reduced Letter of Credit amounts will be as follows:  (i) $500,000.00 effective as of the first anniversary of the Commencement Date; (ii) $250,000.00 effective as of second anniversary of the Commencement Date; and (iii) $0.00 effective as of the third anniversary of the Commencement Date.  If Tenant is not entitled to reduce the Security Deposit (i.e., the Letter of Credit) as of a particular reduction effective date due to Tenant being in monetary Default under this Lease more than one (1) time in any twelve (12) month period preceding such reduction, then any subsequent reduction(s) Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant timely paid all Rent during the twelve (12) months prior to that particular earlier reduction effective date.  Any reduction in the Letter of Credit shall be accomplished by Tenant providing Landlord with a substitute letter of credit in the reduced amount, or by an amendment to the existing Letter of Credit pursuant to which the amount thereof is reduced, provided such amendment is in form and substance reasonably acceptable to Landlord.

5.2          Guaranty.  Intentionally Deleted.

6.             Delivery of Premises.

6.1          Condition of Premises. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis, subject to Landlord’s obligation to deliver the Premises to Tenant on the Commencement Date broom clean, and free and clear of all occupants, debris and personal property except the personal property described on Exhibit C (the “Transferred Personal Property”), and further subject to Landlord’s obligation to perform the work described on Exhibit D attached hereto and incorporated herein by reference (“Landlord’s Work”).  In consideration of Tenant’s entry into this Lease and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord does hereby sell, assign, transfer, quit claim and set over unto Tenant the Transferred Personal Property.  Landlord covenants to and with Tenant, to the best of its knowledge, that (i) Landlord is the lawful owner of the Transferred Personal Property and (ii) the Transferred Personal Property is free from liens, security interests and encumbrances except with respect to any of the foregoing held by the current Landlord’s Mortgagee.  For purposes of the foregoing covenant, “to the best of its knowledge” means the knowledge of Thomas Schoenberger, the regional real estate director for Welsh Companies, an affiliate of Landlord, without duty of inquiry.  Landlord makes no warranty of merchantability or fitness for purpose with respect to the Transferred Personal Property, and the same is transferred in an “as is, where is” condition, with all faults.  By acceptance of delivery of the Transferred Personal Property, Tenant affirms that Landlord makes no warranty that the Transferred Personal Property is fit for any particular purpose and that there are no representations or warranties, expressed, implied, or statutory.  Landlord’s Work shall be, except as expressly set forth on said Exhibit D: (i) diligently prosecuted as soon as commercially reasonable subsequent to the Commencement Date, (ii) performed using Building standard materials and methods, and (iii) at the sole cost and expense of Landlord. Tenant acknowledges that the Landlord’s Work may be performed by Landlord in the Premises during normal business hours subsequent to the Commencement Date.  Landlord and Tenant agree to cooperate with each other in order to enable the Landlord’s Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible.  Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord’s Work or inconvenience suffered by Tenant during the performance of the Landlord’s Work in accordance with the terms set forth above shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease; provided, however, that Tenant shall be provided a so-called self help right in accordance with the provisions of Section 8.1(i) below.  Tenant acknowledges that except as expressly set forth in this Lease neither Landlord nor Landlord’s agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use.  Landlord represents that it has not received any notices (that have not been corrected) from governmental authorities that any of the Premises, Building or Property is in violation of any Laws, including, without limitation, Title III of the Americans With Disabilities Act (the “ADA”).  Further, Landlord represents that the base Building core, Building shell and surrounding site work comply with applicable zoning and municipal building codes.  Said warranties do not apply to the use to which Tenant will put the Premises, modifications which may be required by the ADA, Environmental Laws or any similar Laws as a result of Tenant’s use, or to any Alterations (as defined in Paragraph 8.2 below) made or to be made by Tenant.  Tenant is responsible for determining whether or not the zoning, ADA, Environmental Laws (collectively, the “Applicable Requirements”) are appropriate for Tenant’s intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranties, Landlord shall, except as otherwise provided, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, rectify the same and Landlord shall indemnify Tenant for any costs, claims, damage or expense incurred by Tenant as a result of the inaccuracy of such warranties.  Landlord will sign Commercially Reasonable Instrument(s) (including without limitation a so-called owner’s affidavit) requested by Tenant’s title company with respect to the issuance of a leasehold title insurance policy to Tenant insuring this Lease.

6.2          Delay in Commencement.  Unless due to Landlord’s gross negligence or willful misconduct, Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date.  For purposes of this Lease, Landlord shall be deemed to have delivered the Premises to Tenant when the Premises are made available for Tenant’s occupancy, the parties hereto acknowledging and agreeing that Tenant shall be liable for obtaining all permits, licenses, and other authorizations necessary to permit Tenant to construct any Alterations in connection with its initial fit out of the Premises and to use and occupy the Premises for the use specified in this Lease in accordance with all applicable Laws.  The obligations of Tenant under this Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Term of this Lease shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Term of this Lease on the last day of a month.  Notwithstanding the foregoing, if the Commencement Date has not occurred on or before the thirty-first (31st) day following full execution and delivery of this Lease (the “Required Delivery Date”), Tenant, as its sole remedy, may terminate this Lease by giving Landlord written notice of termination at any time thereafter until the Commencement Date.  In such event, this Lease shall be deemed null and void and of no further force and effect and Landlord shall promptly refund any prepaid rent and Security Deposit previously advanced by Tenant under this Lease and the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease.

7.             Utilities.

Tenant shall obtain all electricity, natural gas, telephone and other utilities that are separately metered to the Premises directly from the company furnishing same.  Tenant shall pay all utility deposits and fees, and all monthly service charges for such utility services furnished to the Premises during the Term of this Lease.  Tenant’s failure to obtain, Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement.  However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of three (3) consecutive business days as a result of a Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the fourth (4th) consecutive business day of the Service Failure and ending on the day the service has been restored.  If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant.  Notwithstanding the foregoing, if a Service Failure (a) continues for two hundred seventy (270) consecutive days after the Service Failure and (b) is not being diligently remedied by Landlord, then Tenant, as its sole remedy, shall have the right to elect to terminate this Lease at any time thereafter until such Service Failure is restored without penalty, by delivering written notice to Landlord of its election thereof.  The foregoing termination right shall not apply if the Service Failure is due to fire or other casualty.  Instead, in such an event, the terms and provisions of Article 15 shall apply.

8.             Alterations; Repairs; Maintenance; Signs.

8.1          Repairs; Maintenance.

(i)            Landlord shall, at its sole cost and expense, keep the Building’s exterior walls, footings, structural portions of load-bearing walls, and structural columns and beams (collectively, the “Building Structure”) in good repair and shall make all needed repairs and replacements.  Landlord shall also keep (a) the Building’s roof, (b) the Building’s associated surface parking areas, (c) the Common Area, and (d) Tenant Capital Improvement Items in good repair and shall make all needed repairs and replacements, the cost of which can be passed through to Tenant to the extent permitted by Section 4.2 above.  Landlord, however, shall not be required to make any repairs occasioned by the wrongful act or negligence of Tenant, its agents, contractors, employees, subtenants, invitees, customers, licensees and concessionaires (collectively, the “Tenant Related Parties”).  In the event the Premises should become in need of repairs or replacements required to be made by Landlord hereunder, Tenant shall give prompt written notice thereof to Landlord and Landlord shall have a reasonable time after receipt by Landlord of such written notice in which to make such repairs.  Landlord shall not be liable to Tenant for any interruption of Tenant’s business or inconvenience caused due to any work performed in the Premises pursuant to Landlord’s rights and obligations under this Lease; provided that Landlord shall use diligent efforts to complete such repairs as expeditiously as possible and in performing such work Landlord shall use commercially reasonable efforts consistent with Similar Owners to minimize any interference with Tenant’s use or occupancy of the Premises.  Landlord shall use efforts consistent with Similar Owners to keep the parking areas and sidewalks of the Property free and clear of dirt, rubbish, ice and snow.  To the extent allowed by law, Tenant waives the right to make repairs at Landlord’s expense under any Laws now or hereafter in effect.  Notwithstanding the foregoing, if the Premises, or any portion of the Premises, is made untenantable for a period in excess of three (3) consecutive business days as a result of Landlord’s failure to comply with the terms of this paragraph, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the fourth (4th) consecutive business day of such failure and ending on the day Landlord performs as required under this paragraph.  If the entire Premises has not been rendered untenantable by Landlord’s failure to perform, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant.  If Landlord fails to take any action which Landlord is obligated to take under Section 6.1 with respect to Landlord’s Work or under this Section 8.1, Tenant may deliver written notice thereof to Landlord (“Initial Notice”).  The Initial Notice must specifically describe the action that is required of Landlord to satisfy the requirements of said Section 6.1 or this Section 8.1.  If within three (3) business days of receiving Tenant’s Initial Notice, Landlord fails to cure or commence to cure the items specified in the Initial Notice, Tenant may deliver to Landlord a second notice (“Reminder Notice”).  The Reminder Notice must include a copy of the Initial Notice and specify that Tenant will have the rights granted under said Section 6.1 or this Section 8.1 if Landlord fails to cure or commence to cure the specified items within three (3) business days of receipt of the Reminder Notice.  If Landlord fails to take or commence to take (and diligently pursue to completion) the required action within three (3) business days of receiving the Reminder Notice or, in the event of any emergency condition which will likely render all or any portion of the Premises unusable, such as flooding, without sending any Initial Notice or Reminder Notice, then Tenant may, subject to the terms of this Section 8.1, proceed to take the required action with respect to the Premises (but solely on its own behalf, and not as the agent of Landlord).  Unless Landlord delivers a written objection to Tenant as set forth below, Landlord will reimburse Tenant for Tenant’s reasonable out-of-pocket costs and expenses in taking such action within thirty (30) days after receiving an invoice from Tenant setting forth a reasonably particularized breakdown of such costs and expenses.  If Landlord does not so object and does not pay such invoice within sixty (60) days after Landlord receives the invoice, then Tenant may thereafter deduct from Base Rent the amount set forth in such invoice; provided that in no event may Tenant deduct more than fifty percent (50%) of the Base Rent due during any single month as a result of the rights granted under this Section 8.1.  If, however, Landlord delivers to Tenant, within thirty (30) days after receiving Tenant’s invoice, a written objection to the payment of such invoice setting forth with reasonable particularity any defenses to payment Landlord believes it has (such as, for example, any claim that all or any portion of such action did not have to be taken by Landlord pursuant to the terms of this Lease, or that the charges are excessive (in which case Landlord will pay the amount it contends would not have been excessive, or other justifiable reasons), then Tenant will not be entitled to make any deduction from Base Rent, and if the parties are unable to resolve Landlord’s objections then Tenant, as Tenant’s sole remedy, may institute an action at law to collect the unpaid amount.  The provisions of this Section 8.1 will not operate to exclude from Expenses any item properly includable therein.

(ii)           Tenant shall keep the Premises in good, clean and habitable condition and shall at its sole cost and expense keep the same free of dirt, rubbish, insects, rodents, vermin and other pests and make all needed repairs and replacements, including replacement of cracked or broken glass, except for repairs and replacements required to be made by Landlord.  Without limiting the coverage of the previous sentence, it is understood that Tenant’s responsibilities include the repair and replacement of the Premises’ and Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available at the Premises for Tenant’s use, the roof and the parking lot (collectively, the “Building Systems”) in accordance with all applicable Laws.  Notwithstanding the foregoing, if any of the foregoing repairs or replacements are Tenant Capital Improvement Items (defined below), they will be performed by Landlord pursuant to 8.1(i) above and chargeable to Tenant as Expenses pursuant to Section 4.2 above.  For purposes of this Lease, “Tenant Capital Improvement Items” are items which would be deemed a capital improvement under GAAP, so long as the same are not required to be made to, or as a result of, any Alteration (including without limitation to or as a result of any Separately Insurable Alteration [defined in Section 8.2 below]), it being the understanding of the parties hereto that all repairs and replacements to or on account of Alterations shall be performed by, and at the sole cost and expense of, Tenant pursuant to this paragraph (ii).  Notwithstanding the foregoing, Landlord shall be responsible for the costs of maintenance and repair with respect to the Building’s

HVAC that currently serve the Building (specifically excluding the five [5] rooftop units that were abandoned or relinquished by former occupants of the Building and do not currently provide HVAC to the Building [the “Abandoned Units”], which neither Landlord nor Tenant are obligated to maintain or repair except as expressly provided below) during the first twelve (12) months of the Term and such costs shall not be included in Expenses hereunder.  Furthermore, in the event, at any time and from time to time during the Lease, Tenant elects to utilize one or more of the Abandoned Units to serve the Premises, Landlord will reimburse Tenant for the out-of-pocket cost incurred by Tenant for any repair or maintenance thereto during the first twelve (12) months of such use (or such lesser period of time in the event of the earlier expiration or termination of the Term), up to a maximum sum of $2,000.00 per each of the Abandoned Units so utilized (the “Abandoned Units Allowance”).  The Abandoned Units Allowance or appropriate portion thereof will be paid to Tenant within thirty (30) days of Landlord’s receipt of paid invoices for maintenance and/or repair costs.  The Abandoned Units Allowance is not chargeable to Tenant as Expenses.  Tenant covenants and agrees that all water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances may be thrown therein. Tenant shall store all trash and garbage in proper receptacles or other facilities for such purpose within the Premises or in a trash dumpster or similar container; and Tenant shall arrange for the regular pick-up of such trash and garbage at Tenant’s expense.  If any repairs required to be made by Tenant hereunder are not made within thirty (30) days after written notice delivered to Tenant by Landlord, then unless Tenant is diligently pursuing the completion of such repairs, Landlord may at its option make such repairs without liability to Tenant for any loss or damage which may result to its stock or business by reason of such repairs (provided that Landlord shall use efforts consistent with other Similar Owners to complete such repairs in a timely manner without unreasonable interference to Tenant’s conduct of business) and Tenant shall pay to Landlord upon demand, as Rent hereunder, the cost of such repairs plus interest at the rate of eight percent (8%) per annum, such interest to accrue continuously from the date of payment by Landlord until repayment by Tenant.  Notwithstanding the foregoing, Landlord shall have the right to make such repairs without notice to Tenant in the event of an emergency if Tenant is not diligently performing the same.  If, during repair, Landlord elects to store any personal property of Tenant, including goods, wares, merchandise, inventory, trade fixtures and other personal property of Tenant, same shall be stored at the sole risk of Tenant.  Except to the extent the same results from the negligence or willful misconduct of Landlord or its agents, Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant.

8.2           Alterations.  Tenant shall not make any alterations, additions or improvements to the Premises including, without limitation, the installation of satellite dishes, antennae or similar equipment (each, an “Alteration” and collectively, the “Alterations”) without the prior written consent of Landlord, which Landlord’s consent shall not be unreasonably withheld or conditioned, and in compliance with Landlord’s reasonable requests regarding any installation required, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Premises. Landlord shall respond to Tenant within thirty (30) days following receipt of Tenant’s request for approval of a proposed Alteration; it being further agreed that, solely with respect to any Separately Insurable Alteration (defined below), if Landlord does not so respond within such 30 day period and continues to fail to respond within fifteen (15) days following Landlord’s receipt of Tenant’s written notice of such failure, Landlord shall be deemed to have approved the Separately Insurable Alteration in question. Any Alteration (other than a Cosmetic Alteration [defined below]) that is (i) solely an improvement or betterment to the Property (as opposed to a replacement or repair of any existing portion of the Property), (ii) capable of being insured separately from the balance of the Building and (iii) not integral to the Building or Property such that the Building or Property could operate as a full architectural unit and in substantially similar condition as it exists as of the Commencement Date without the same, shall hereinafter be a “Separately Insurable Alteration”.  For purposes of clarification, to the extent they comply with the provisions set forth above and may be covered by the improvements and betterments insurance coverage maintained by Tenant, fixtures and other items or Alterations which may attach to the Property shall be considered Separately Insurable Alterations.  In no event will Tenant be permitted to attach to the outside walls of the Premises or Building any awnings or other projections, except any signage expressly approved under this Lease.  However, consent shall not be required for any Alterations that satisfy all of the following criteria (a “Cosmetic Alteration”):  (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not materially adversely affect the systems or structure of the Building; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises.  However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Article 8.  Tenant shall furnish complete plans and specifications to Landlord for its approval at the time it requests Landlord’s consent to any Alterations if the desired Alterations: (i) will affect the Building Systems or Building Structure; or (ii) will require the filing of plans and specifications with any governmental or quasi-governmental agency or authority; or (iii) will cost in excess of Fifty Thousand Dollars ($50,000.00).  Prior to commencement of any Alterations Tenant shall deliver to Landlord any building permit required by applicable Laws and a copy of the executed construction contract(s).  Except with respect to the Alterations Tenant intends to perform in connection with its initial occupancy of the Premises (for which no fees shall be payable), Tenant shall reimburse Landlord within thirty (30) days after the rendition of a bill for all of Landlord’s actual out-of-pocket costs incurred in connection with any Alterations, including all engineering, outside consulting, and construction fees incurred by or on behalf of Landlord for the review and approval of Tenant’s plans and specifications and for the monitoring of construction of the Alterations.  If Landlord consents to the making of any Alteration, such Alteration shall be made by Tenant at Tenant’s sole cost and expense by a contractor approved in writing by Landlord.  Tenant shall require its contractor to maintain insurance in such amounts and in such form as detailed in paragraphs (b) and (e) on Exhibit H attached hereto.  If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Premises, as applicable, in order to comply with any applicable Laws, which alterations would not otherwise not need to be made but for such Alterations by Tenant, then Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements.  Subject to the provisions of Article 18 of this Lease, any Alterations made by Tenant shall become the property of Landlord upon installation and shall remain on and be surrendered with the Premises upon the expiration or sooner termination of this Lease, except Tenant shall upon demand by Landlord, at Tenant’s sole cost and expense, remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed and repair and restore the Premises in a good and workmanlike manner to their original condition, reasonable wear and tear excepted.  Notwithstanding the foregoing, Tenant, at the time it requests approval for any Alterations or at any time thereafter, may request in writing that Landlord advise Tenant whether the Alterations or any portion of the Alterations must be removed upon the expiration or sooner termination of this Lease.  Within fifteen (15) days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alterations, if any, will be required to be removed.  If Tenant sends such request to both Landlord and Landlord’s Mortgagee and if Landlord thereafter fails to so advise Tenant and continues to fail to advise Tenant within five (5) days after receipt by Landlord and Landlord’s Mortgagee of Tenant’s notice of such failure, Landlord will be deemed to have determined that the Alterations need not be removed upon the expiration or sooner termination of this Lease.

8.3           Performance of Work.  All work described in this Article 8 shall be performed only by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.  In the event that Tenant sends notice of a request for approval of a contractor and/or subcontractor to Landlord, Landlord shall respond to Tenant within thirty (30) days following receipt of Tenant’s request.  The parties agree that Landlord’s approval of the general contractor to perform the Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than $2,000,000.00, or (iv) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.  Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws.  All construction work done by Tenant within the Premises shall be performed in a good and workmanlike manner with materials consistent with the quality and age of materials used in similar tenant improvement project in buildings owned by Similar Owners, lien-free and in compliance with all Laws. Landlord’s consent to or approval of any alterations, additions or improvements shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.  All work affecting the roof of the Building must be performed by Landlord’s roofing contractor or a contractor approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) and no such work will be permitted if it would void or reduce any warranty on the roof.  Tenant agrees to indemnify, defend and hold Landlord harmless against any loss, liability or damage resulting from such work.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

8.4           Mechanics Liens.  All work performed, materials furnished, or obligations incurred by or at the request of Tenant shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises in connection therewith.  Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work.  If such a lien is filed, then Tenant shall, within thirty (30) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either: (1) pay the amount of the lien and cause the lien to be released of record; or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord.  If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefore.  Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work.  Tenant shall indemnify, defend and hold harmless Landlord, its property manager, if any, and their respective officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents (collectively, the “Indemnitees”) from and against all claims, demands, causes of action, suits, judgments, damages and expenses, including attorneys’ fees in any way arising from or relating to the failure by Tenant to pay for any work performed, materials furnished, or obligations incurred by or at the request of Tenant.  The foregoing indemnity shall survive termination or expiration of this Lease.

8.5           Signs.  Tenant shall not place or permit to be placed any signs upon the roof of the Building, upon any exterior area of the Building or upon the Property unless (i) the same are professionally prepared and consistent in quality and nature with signs located upon or appurtenant to buildings owned by Similar Owners, (ii) Tenant complies with all applicable Laws, and (iii) such signage is installed, maintained and removed at Tenant’s sole cost and expense.  Except with respect to the existing monument signage at the Property which currently advertises the name of the owner of the Property, Tenant shall have the exclusive right to place signage on the Building and the Property, subject to compliance with all applicable Laws.  Landlord shall have the right, without Tenant’s prior written consent, to change the name or names on the existing monument signage to reflect a change in ownership and/or management of the Building or Property and for no other reasons; provided, if pursuant to an amendment to this Lease executed and delivered by Landlord and by Tenant the Building is converted to a multi-tenant building, Landlord shall have (a) the right to modify the monument signage to reflect the various tenants of the Building, and (b) make such other changes to the monument signage with respect to such conversion of the Building that Landlord deems prudent or desirable; it being agreed, however, that any change pursuant to clause (b) shall be subject to Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant, at its sole cost and expense, upon the expiration or earlier termination of the Term of this Lease, or the removal or alteration of its sign for any reason, shall be responsible for the repair, painting or replacement of the Building fascia surface or other portion of the Building or Property where signs are attached. If Tenant fails to do so, Landlord may have the sign removed and the cost of removal shall be payable by Tenant within ten (10) days of invoice, and such obligation shall survive termination or expiration of this Lease.

9.             Use.

Tenant shall have the right to use the Premises only for office, warehouse, manufacturing and distribution purposes including, without limitation, the manufacture of batteries for use in hybrid vehicles and as emergency power sources for municipalities, as well as any other use approved by Landlord, which approval shall not be unreasonably withheld so long as such use (i) is in keeping with uses of buildings owned by Similar Owners, (ii) will not negatively impact the value of the Property, and (iii) will not create materially more hazardous materials at or on the Property, and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building Structure or the Building Systems or subject the Premises to any use that would damage the Premises.  Tenant, at its sole cost and expense, shall obtain and keep in effect during the Term, all permits, licenses, and other authorizations necessary to permit Tenant to use and occupy the Premises for the use specified above in accordance with all applicable Laws.  Tenant will not create or allow obnoxious or harmful fumes, odors, smoke or other discharges which may create a nuisance, nor will it or any of its agents, contractors or employees fuel or refuel any vehicles, including trucks, on the Property.  Further, Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of fire insurance or other insurance on the Premises or the Building (Landlord hereby agreeing that Tenant’s use of the Premises for the manufacture of batteries for use in hybrid vehicles and as emergency power sources for municipalities or uses similar or related thereto shall not so invalidate any insurance coverage or increase the rate of insurance).  If any invalidation of coverage or increase in the rate of fire insurance or other insurance occurs or is threatened by any insurance company due to activity conducted from the Premises, or any act or omission by Tenant or any Tenant Related Parties, Tenant shall be liable for such increase.  Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with Laws requiring (i) structural repairs or modifications to the Building, or (ii) installation of new building service equipment such as fire detection or suppression equipment, unless such repairs, modifications or installations are (a) due to the negligence or willful misconduct of Tenant or any Tenant Related Parties, or (b) arise from the conduct of Tenant’s particular business in the Premises or from Tenant’s improvements in the Premises.

10.           Assignment and Subletting.

10.1         Tenant may not assign this Lease or any interest herein or sublet the whole or any part of the Premises, or permit the same to be occupied by anyone other than Tenant, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed and which will be deemed granted to the extent Landlord fails to respond to any request for consent within thirty (30) days following delivery of the request and all of the applicable information relating to the assignment or subletting, including any financial documentation regarding the proposed assignee or subtenant reasonably requested by Landlord.

10.2         Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease.  Upon the occurrence of any Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

10.3         Intentionally deleted.

10.4         In the event that Tenant sells, sublets, assigns or transfers this Lease other than pursuant to Section 10.8 below, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant.  As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration which Tenant actually receives by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time.  For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Tenant in good faith.  The “Costs Component” is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant for leasing commissions and tenant improvements in connection with such sublease, assignment or other transfer.  In addition, Tenant shall first be entitled to deduct from any Increased Rent the following: (a) the gross revenue paid to Landlord by Tenant with respect to the subject portion of the Premises during the period commencing on the date Tenant vacates the subject portion of the Premises until the date the assignee or sublessee is obligated to pay rent pursuant to its assignment or sublease; (b) improvement allowances or other economic concessions granted by Tenant to the assignee or sublessee; (c) the unamortized costs of initial and subsequent improvements to the subject portion of the Premises paid for by Tenant; (d) costs incurred by Tenant to buy out or take over the previous lease of the assignee or sublessee; (e) all costs incurred by Tenant to advertise the subject portion of the Premises for assignment or sublease; and (f) brokerage commissions and/or legal fees paid by Tenant in connection with the assignment or sublease.

10.5         Notwithstanding any other provision hereof, Tenant shall have no right to make (and Landlord shall have the absolute right to refuse consent to) any assignment of this Lease or sublease of any portion of the

Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured Default of Tenant, or if the proposed assignee or sublessee is an entity:  (a) with which Landlord is already in negotiation as evidenced by the issuance of a written proposal; (b) intentionally deleted; (c) is a governmental agency; (d) intentionally deleted; (e) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would:  (i) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements (unless the same are paid for by Tenant or such assignee or sublessee; or, (ii) involve a violation of Article 9 of this Lease.  Tenant expressly agrees that Landlord shall have the absolute right to refuse consent to any assignment or sublease such as is described in this Section 10.5, and that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord such refusal shall be reasonable.

10.6         Upon any request to assign or sublet, Tenant will pay to Landlord, on demand, a sum equal to all of Landlord’s reasonable out-of-pocket costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease.  Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 10 shall be void.

10.7         Except as permitted under Section 10.8 below, if Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 10 to the same extent and for all intents and purposes as though such an assignment.

10.8         Notwithstanding the foregoing, Landlord’s consent shall not be required, and only the provisions of Section 10.2 of this Article 10 will apply (and the remainder of Article 10 will not apply), in the event of any (i) transfers of shares in Tenant or its Affiliates in the public markets, (ii) assignment or subletting to an Affiliate (defined below), (iii) collateral assignment as security in connection with a financing transaction, (iv) assignment or subletting to a joint venture party or other party with whom Tenant or any Affiliate has a contractual or other business relationship, or (v) change in control of Tenant (provided, however, that in the case of an assignment under (ii) or (iv) above, that either (a) the proposed transferee has financial strength equal to or greater than Tenant’s as of the date of such transfer, or (b) Tenant agrees to remain primarily liable on the Lease).  For purposes of this Section 10.8, “Affiliate” means: (x) any entity which controls, is controlled by or is under common control with Tenant, (y) any successor to Tenant by merger, consolidation or reorganization, or (z) any purchaser of all or substantially all of the assets or stock of Tenant as a going concern.  Promptly following any transfer pursuant to this Section 10.8 Landlord shall be notified of such transfer and be given a duplicate of any assignment or sublease documentation relating to the same.

11.           Insurance.

11.1         Required Insurance; Insurance for Separately Insurable Alterations.

11.1.1      Except as expressly set forth in Section 11.1.2 below, Tenant shall maintain during the Term the insurance detailed on Exhibit H attached hereto.  Wheresoever and howsoever set forth in said Exhibit H, the parties agree that (i) “Mortgagor” shall be deemed to mean Tenant (except [x] with respect to the second time such term is used in the sixth sentence of paragraph (a) thereof, at which time “Mortgagor” shall be deemed to mean Tenant or Landlord, and [y] inasmuch as Landlord is responsible for the maintenance of the same pursuant to Section 11.1.2 below, in paragraphs (g) [relating to business income] and (h) [relating to terrorism] “Mortgagor” shall be deemed to mean Landlord), (ii) “Mortgage” shall be deemed to mean this Lease; (iii) “Improvements” shall be deemed to mean the Building and all associated improvements located upon the Property; (iv) “Mortgagee” shall be deemed to mean Landlord’s Mortgagee; (v) each of “Debt,” “Note,” “Rents,” “Profits,” and “Loan” shall be as defined in the Mortgage; (vi) “Real Estate” shall be deemed to mean the Property; (vii) Tenant will meet the requirements of paragraph (e) if the required coverages are covered by Tenant’s Property Insurance (defined below), and (viii) the insurers of Tenant shall provide at least thirty (30) days’ prior  written notice to Landlord’s Mortgagee prior to (A) any policy reduction, cancellation or termination for any reason and (B) any modification thereof which affects the interest of Landlord’s Mortgagee.  Further, the parties agree that the current MAI appraisal value of the Building is $17,000,000.00.  To the extent that the same is available, Tenant shall separately maintain alterations and betterments insurance with respect to any Separately Insurable Alteration for each such Separately Insurable Alteration’s full replacement cost (insurable value) (any such insurance the “Alterations Insurance”), and shall further maintain insurance (full replacement cost [insurable value]) with respect to all of the items included in Tenant’s Property (“Tenant’s Property Insurance”), in both cases providing protection against perils included within the standard form of “all-risks” fire and casualty insurance policy.  Notwithstanding anything to the contrary set forth in this Lease, Tenant shall be designated as the sole insured and/or loss payee with regard to the Alterations Insurance and the Tenant’s Property Insurance.  The address for the mortgagee set forth in paragraph (j) on Exhibit H is amended to read as follows:

“Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee for the registered holders of Bear Sterns Commercial mortgage Securities Inc., Commercial mortgage Pass-Through Certificates, 2007-PWR16

c/o Prudential Asset Resources, Inc.

2100 Ross Avenue, Suite 2500

Dallas, Texas 75201.”

Except as expressly provided above, Landlord shall also be named as additional insured under all liability policies, and Landlord or its designee shall be the loss payee on all property insurance and rent loss insurance (it being understood that as of the Commencement Date the foregoing Bank of America, National Association, shall be Landlord’s designee as the loss payee for rent loss insurance).

11.1.2      Landlord shall maintain during the Term the insurance detailed in paragraphs (g) [relating to business income] and (h) [relating to terrorism] on Exhibit H attached hereto; provided, however, with respect to such business income insurance, and notwithstanding anything to the contrary set forth in said paragraph (g), to the extent reasonably available Landlord shall obtain coverage to reflect income during a twenty-four month period in lieu of an eighteen month period.  The premium for compliance with said paragraph (g) shall be included in Expenses; the premium for compliance with said paragraph (h) shall not be included in Expenses or otherwise reimbursed to Landlord by Tenant.  Such other insurance on the Property or on any replacements or substitutions thereof or additions thereto as may from time to time be required by Mortgagee against other insurable hazards or casualties which are not expressly set forth on Exhibit H attached hereto and which at the time are commonly insured against in the case of property similarly situated, including, without limitation, sinkhole, mine subsidence, earthquake and environmental and law and ordinance insurance, due regard being given to the height and type of buildings, their construction, location, use and occupancy, shall, if not directly carried by Tenant, be carried by Landlord and the premiums therefore will be included in Expenses.

11.2         Certificates, Subrogation and Other Matters.  Tenant shall provide Landlord with certificates evidencing the insurance coverage required hereunder prior to the Commencement Date.  Each party hereto hereby releases the other party (and their respective agents, officers and employees) from any liability, right of recovery, claim, action or cause of action the other party may have on account of such loss, cost, damage or expense which arises from any peril that would be covered by a Special Form replacement cost policy of insurance regardless of the insurance actually carried by such party, the extent of any recovery thereunder or the negligence of the party being released or its agents, contractors, officers or employees and waives any right of subrogation that might otherwise exist in or accrue to any person on account thereof, including that of the insurance carriers of the other party.  All insurance policies carried by either party with respect to its property located within or constituting a part of the Property or the Premises or with respect to Landlord’s or Tenant’s respective businesses (which shall include, without limitation, loss of earnings and loss or damage with respect to Tenant’s leasehold interest in the case of Tenant and loss of rents in the case of Landlord), whether or not required to be carried by this Lease, shall permit the waiving of any right of recovery on the part of the insured against the other party for any loss or damage to the extent such rights have been waived by the insured prior to the occurrence of such loss or damage.  For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by the insured under the insurance policy to which such deductible relates.

11.3         Waiver of Claims.  Except for claims arising from the negligent acts of Landlord or Landlord’s agents, employees or contractors and for the abatement rights expressly contained in this Lease, Tenant waives all claims against Landlord for injury or death to persons, damage to property or to any other interest of Tenant sustained by Tenant or any party claiming through or under Tenant resulting from (i) any occurrence in or upon the Premises; (ii) leaking of roofs, bursting, stoppage or leaking of water, gas, sewer or steam pipes or equipment, including sprinklers; (iii) wind, rain, snow, ice, flooding, freezing, fire, explosion, earthquake, excessive heat or cold, fire or other casualty; (iv) the Property, Premises, systems or equipment being defective, out of repair, or failing, and (v) vandalism, malicious mischief, theft or other acts or omissions of any other parties, including, without limitation, other tenants, contractors and invitees at the Property.  To the extent that Tenant is required to or does carry insurance hereunder, Tenant agrees that Tenant’s property loss risks shall be borne by such insurance, and Tenant agrees to look solely to and seek recovery only from its insurance carriers in the event of such losses.  For purposes of this Article, any deductible amount shall be treated as though it were recoverable under such policies.

12.           Subordination; Attornment; Notice to Landlord’s Mortgagee.

12.1         Subordination.  This Lease shall be subordinate to any deed of trust, mortgage or other security instrument or any ground lease (each, a “Mortgage”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, holder or secured party under any such security instrument, or the lessor under any such ground lease is referred to herein as a “Landlord’s Mortgagee”).  The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; provided that Landlord provides Tenant with a non-disturbance, subordination, and attornment agreement (an “SNDA”) in favor of Tenant from Landlord’s Mortgagee.  Such SNDA in favor of Tenant shall (a) as it relates to any current Landlord’s Mortgagee, be in form attached hereto as Exhibit I (the “Current Landlord’s Mortgagee SNDA Form”), and (b) as it relates to any future Landlord’s Mortgagee, be in form reasonably satisfactory to Tenant, Landlord and such future Landlord’s Mortgagee and provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect.  Such future Landlord’s Mortgagee SNDA may include other commercially reasonable provisions in favor of Landlord’s Mortgagee, including, without limitation, additional time on behalf of Landlord’s Mortgagee to cure defaults of the Landlord and provide that (a) neither Landlord’s Mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Rent, Additional Rent, or other sum due under this Lease for more than one (1) month in advance or (ii) any amendment or modification of the Lease made following the date of such agreement without the express written consent of Landlord’s Mortgagee or any successor-in-interest, except to the extent already contemplated by the terms of this Lease; and (b) neither Landlord’s Mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord) except to the extent such act or omission is continuing, (ii) the breach of any warranties or obligations relating to construction of improvements on the Property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord) except to the extent such breach continues, or (iii) the return of any security deposit, except to the extent such deposits have been received by Landlord’s Mortgagee, Landlord hereby agreeing to deliver such deposits to Landlord’s Mortgagee.  Any such SNDA shall, in any event (a) recognize and acknowledge the continuing effectiveness of the rights of Tenant contained in Article 25 of this Lease, (b) recognize and acknowledge the rights of Tenant to offset against rent as expressly set forth in this Lease, and (c) confirm that the insurance proceeds following any casualty or condemnation will be applied in accordance with the terms of this Lease and the provisions of the Current Landlord’s Mortgagee SNDA Form relating to the same, without regard to the language in any Mortgage or other related document or instrument; provided, however, that if (b) and (c) above are not in keeping with an SNDA then being entered into by institutional lenders making non-recourse mortgage loans to Similar Owners (including Landlord) of buildings with tenants of a similar credit quality to Tenant, such SNDA shall only be required to be in keeping with the SNDAs that are then being offered by such institutional lenders.  Notwithstanding anything appearing herein to the contrary, so long as Tenant is not in Default of its obligations under this Lease, Tenant’s possession of the Premises shall not be disturbed by Landlord or by Landlord’s Mortgagee in the event of a foreclosure or other enforcement of any Mortgage.  Notwithstanding the foregoing, with regard to Landlord’s current Landlord’s Mortgagee, Landlord agrees to provide to Tenant an SNDA in form of the Current Landlord’s Mortgagee SNDA Form.

12.2         Attornment.  Subject to the provisions of Section 12.1 above, Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

12.3         Notice to Landlord’s Mortgagee.  Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant.

12.4         Landlord’s Mortgagee’s Protection Provisions.  Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building.  Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13.           Rules and Regulations; Intentionally Deleted.

14.           Eminent Domain.

If the whole of the Property, or such portion of the Property as to render the conduct of Tenant’s business at the Property unfeasible, in Tenant’s and Landlord’s reasonable discretion, is taken or condemned for any public use under any Laws or by right of eminent domain, or by private purchase in lieu thereof, this Lease shall terminate effective when the physical taking of said Property occurs.  If less than a substantial portion of the Property is so taken or condemned and Tenant, in its reasonable discretion, can continue to conduct business at the Property on the remaining portion thereof, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord, with reasonable diligence and at its expense (to the extent [i] covered by any condemnation award made available to Landlord by Landlord’s Mortgagee or [ii] funded or financed by Landlord, in Landlord’s sole discretion, following Landlord’s Mortgagee’s determination that it will not make any condemnation award [or, for purposes of Section 15.3 below, insurance proceeds] available to Landlord but will instead apply the same against the sums due under the Mortgage [such application of any condemnation award {or, for purposes of Section 15.3 below, the application of insurance proceeds} to the Mortgage, a “Payment Application Determination”, such funding by Landlord in the event of a Payment Application Determination, {whether pursuant to condemnation or casualty}, “Landlord’s Restoration Funding”]) will restore the remaining portion of the Property as nearly as practicable to its condition immediately prior to such taking or condemnation (the “Condemnation Restoration”), and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease.  Notwithstanding the foregoing, (i) any compensation specifically and independently awarded to Tenant for loss of business or goodwill shall be the property of Tenant, and (ii) any compensation awarded for Separately Insurable Alterations and Tenant’s Property shall be the property of Tenant.  In the event Landlord’s Mortgagee does not commit to make any condemnation award available to Landlord (including, without limitation, because of a Payment Application Determination) within ninety (90) days following the date the physical taking or condemnation of the Property occurs, then Landlord, in its sole discretion, within thirty (30) days following the expiration of such ninety (90) day period, may terminate this Lease by giving Tenant written notice, such termination to be effective upon Tenant’s receipt of such notice of election to terminate, and absent such notice of termination, subject to the remaining provisions of this Article 14, Landlord shall proceed with the Condemnation Restoration without regard to the cost thereof or the availability of any award or proceeds relating thereto as part of Landlord’s Restoration Funding.  Within sixty (60) days following the given taking or condemnation, Landlord will engage a reputable contractor or architect designated by Landlord and reasonably approved by Tenant in order to provide Tenant with notice of Landlord’s estimated completion date for the Condemnation Restoration (“Landlord’s Condemnation Restoration Completion Estimation Date”).  For purposes of determining the Required Condemnation Restoration Completion Date (defined below), the Condemnation Restoration shall be deemed to commence on the earlier of (a) the date Landlord actually commences the Condemnation Restoration, and (b) the date falling one hundred twenty (120) days after the given taking or condemnation.  In the event that the Condemnation Restoration is not substantially completed within a period that is one hundred fifty percent (150%) of Landlord’s Condemnation Restoration Completion Estimation Date (such one hundred fifty percent [150%] period, the “Required Condemnation Restoration Completion Date”; provided, however, that in no event will the Required Condemnation Restoration Completion Date be less than one hundred eighty [180] days from the date Landlord commences the Condemnation Restoration, and further provided that in the event that the Required Condemnation Restoration Completion Date is less than seven hundred thirty [730] days from the date of the physical taking or condemnation, the same shall be subject to force majeure for a period not to exceed a Required Condemnation Completion Date of seven hundred thirty [730] days from the date of the physical taking or condemnation), then Tenant shall have the right, upon written notice to Landlord given within thirty (30) days after the Required Condemnation Restoration Completion Date, to terminate this Lease effective as of the date Landlord receives such notice of termination (“Tenant’s Outside Condemnation Completion Termination Right”).  For instance, if the Condemnation Restoration is not substantially completed within six hundred (600) days from the date Landlord commences the Condemnation Restoration and Landlord’s Condemnation Restoration Completion Estimation Date was four hundred (400) days, Tenant shall have Tenant’s Outside Condemnation Completion Termination Right unless such six hundred (600) day period ends less than seven hundred thirty (730) days from the date of the physical taking or condemnation, in which case the Required Condemnation Restoration Completion Date is extended day for day, up to the seven hundred thirtieth (730th) day from the date of the physical taking or condemnation, for any delays due to force majeure.  However, if Landlord determines in good faith that it will be unable to substantially complete the Condemnation Restoration by the Required Condemnation Restoration Completion Date, Landlord shall have the right to immediately cease its performance of the Condemnation Restoration and provide Tenant with written notice (the “Condemnation Restoration Completion Extension Notice”) of such inability, which Condemnation Restoration Completion Extension Notice shall set forth the date on which Landlord reasonably believes that the Condemnation Restoration will be substantially complete.  Tenant shall have the right to terminate this Lease by providing written notice of termination to Landlord within twenty (20) days after receipt of the Condemnation Restoration Completion Extension Notice.  If Tenant does not terminate this Lease within such twenty (20) day period, the Required Condemnation Restoration Completion Date automatically shall be amended to be one hundred fifty percent (150%) of the date set forth in Landlord’s Condemnation Restoration Completion Extension Notice (subject to force majeure, if applicable pursuant to the foregoing seven hundred thirty [730] day limitation).  In the event that either or both of the Premises and the Property are not restored, all condemnation proceeds and awards shall be payable to Landlord, except that Tenant shall have the right to pursue an independent claim for compensation with respect to any Separately Insurable Alteration and Tenant’s Property.

15.           Fire or Other Casualty.

15.1         Notification and Repair. Tenant shall give prompt notice to Landlord of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof.  Subject to the provisions of Section 15.3 below, if either or both of the Property and the Premises is damaged by fire or other casualty, Landlord shall repair (or cause its agents to repair) the damage and restore and rebuild the Property (except for Tenant’s Property and any Separately Insurable Alteration) and/or the Premises (such repair, the “Casualty Restoration”) with reasonable dispatch after (x) notice to Landlord of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage (or, in the event of Landlord’s Restoration Funding, then without regard to such adjustment), Landlord hereby agreeing to independently fund the amount of any policy deductibles (unless there is a triple net conversion under Section 4.4 of the Lease, in which case Tenant shall be responsible for the same) as well as other administrative fees and expenses required by Landlord’s Mortgagee, and further agreeing to apply any rental or business interruption proceeds in the same manner that Rent is applied.  In the event of any Landlord’s Restoration Funding, subject to the remaining provisions of this Article 15, Landlord shall proceed with the Casualty Restoration without regard to the cost thereof or the availability of any proceeds relating thereto as part of Landlord’s Restoration Funding.  Within sixty (60) days following the given fire or other casualty, Landlord shall engage a reputable contractor or architect designated by Landlord and reasonably approved by Tenant in order to provide Tenant with notice of Landlord’s estimated completion date for the Casualty Restoration (“Landlord’s Casualty Restoration Completion Estimation Date”).  For purposes of determining the Required Casualty Restoration Completion Date (defined in Section 15.3 below), the Casualty Restoration shall be deemed to commence on the earlier of (A) the date Landlord actually commences the Casualty Restoration, and (B) the later of (X) the date falling one hundred twenty (120) days after the given fire or other casualty, and (Y) the date falling thirty (30) days after Tenant and Landlord select a contractor pursuant to the method described below in this Section 15.1.  Subject to the provisions of Section 15.3 below, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any Casualty Restoration of any portion of the Premises or of the Property pursuant to this Section.  Landlord (or its agents, as the case may be) shall use its diligent, good faith efforts to make such Casualty Restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or its agents shall not be required to do such Casualty Restoration except during normal business hours of business days.  Prior to commencing such Casualty Restoration, Tenant shall propose at least three (3) contractors to Landlord, and Landlord shall have the right to choose from such proposals the contractor to perform the Casualty Restoration.  The parties agree that Landlord’s approval of the contractor to perform the Casualty Restoration shall not be considered to be unreasonably withheld if any such contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Casualty Restoration, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to the contractor to perform the Casualty Restoration.  Landlord shall timely invite Tenant to all progress meetings and generally keep Tenant apprised of the progress of the Casualty Restoration, including the sums expended therefore and shall promptly respond to any reasonable requests for information.  In the event that Tenant, in its reasonable opinion, believes that Landlord and/or the chosen contractor are not timely performing the Casualty Restoration or are failing to perform certain material aspects of the Casualty Restoration, Tenant may provide Landlord written notice with specificity of such failure and Landlord, within ten (10) days following receipt of such notice, shall either endeavor to correct such failure or provide written notice of its dispute of such failure.  In the event that Landlord fails or refuses to endeavor to correct the specified failure(s) within such ten (10) day period, Landlord and Tenant shall cooperate with each other in an effort to resolve such dispute.

15.2         Rental Abatement. Provided that any damage to either or both of the Property and the Premises is not caused by, or is not the result of acts or omissions (where there was a duty to act) by, any or all of Tenant and the Tenant Related Parties, if (a) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant, but in either event the period of Tenant’s right to rent abatement shall not exceed the greater of twenty four (24) months and the period of coverage under Landlord’s rent loss insurance policy maintained pursuant to Article 11 above, after which time Tenant shall again be responsible for the payment of Rent hereunder irrespective of whether the Casualty Restoration has been completed.

15.3         Destruction and Tenant’s Rights. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (pursuant to Landlord’s Casualty Restoration Completion Estimation Date): (i) the Casualty Restoration requires more than three hundred sixty five (365) days (subject to the caveat set forth in the last sentence of this Section 15.3) or (ii) such Casualty Restoration requires the expenditure of more than seventy five percent (75%) of the full insurable value of the Property immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than thirty percent (30%) of the full insurable value of the Property; and (y) occurs during the last two years of Term of this Lease, Tenant shall have the option to terminate this Lease (by so advising Landlord, in writing) within thirty (30) days after receipt of Landlord’s Casualty Restoration Completion Estimation Date.  In such event, the termination shall be effective as of the date upon which Landlord receives timely written notice from Tenant terminating this Lease pursuant to the preceding sentence. Subject to Landlord’s termination right set forth below, if Tenant fails or refuses to timely deliver a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if either the issuer of any casualty insurance policies on the Property or if Landlord’s Mortgagee does not commit to make sufficient proceeds for the Casualty Restoration available to Landlord (including, without limitation, because of a Payment Application Determination) within ninety (90) days of the Casualty and Landlord, at its sole discretion, elects not to provide Landlord’s Restoration Funding, then Landlord may, within thirty (30) days following the expiration of such ninety (90) day period, at its sole discretion, terminate this Lease by giving written notice to Tenant to such effect, in which event the termination of this Lease shall be effective as of the date Tenant receives such written notice.    Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of the Casualty Restoration, except that if the Casualty Restoration is not substantially completed within a period that is one hundred fifty percent

(150%) of Landlord’s Casualty Restoration Completion Estimation Date (such one hundred fifty percent [150%] period, the “Required Casualty Restoration Completion Date”; provided however, that in no event will the Required Casualty Restoration Completion Date be less than one hundred eighty [180] days from the date Landlord commences the Casualty Restoration, and further provided that in the event that the Required Casualty Restoration Completion Date is less than seven hundred thirty [730] days from the date of the fire or other casualty, the same shall be subject to force majeure for a period not to exceed a Required Casualty Completion Date of seven hundred thirty [730] days from the date of the fire or other casualty), then Tenant shall have the right, upon written notice to Landlord given within thirty (30) days after the Required Casualty Restoration Completion Date, to terminate this Lease effective as of the date Landlord receives such notice of termination (“Tenant’s Outside Casualty Completion Termination Right”).  For instance, if the Casualty Restoration is not substantially completed within six hundred (600) days from the date Landlord commences the Casualty Restoration and Landlord’s Casualty Restoration Completion Estimation Date was four hundred (400) days, Tenant shall have Tenant’s Outside Casualty Completion Termination Right unless such six hundred (600) day period ends less than seven hundred thirty (730) days from the date of the fire or other casualty, in which case the Required Casualty Restoration Completion Date is extended day for day, up to the seven hundred thirtieth (730th) day from the date of the fire or other casualty, for any delays due to force majeure.  However, if Landlord determines in good faith that it will be unable to substantially complete the Casualty Restoration by the Required Casualty Restoration Completion Date, Landlord shall have the right to immediately cease its performance of the Casualty Restoration and provide Tenant with written notice (the “Casualty Restoration Completion Extension Notice”) of such inability, which Casualty Restoration Completion Extension Notice shall set forth the date on which Landlord reasonably believes that the Casualty Restoration will be substantially complete.  Tenant shall have the right to terminate this Lease by providing written notice of termination to Landlord within twenty (20) days after receipt of the Casualty Restoration Completion Extension Notice.  If Tenant does not terminate this Lease within such twenty (20) day period, the Required Casualty Restoration Completion Date automatically shall be amended to be one hundred fifty percent (150%) of the date set forth in Landlord’s Casualty Restoration Completion Extension Notice (subject to force majeure, if applicable pursuant to the foregoing seven hundred thirty [730] day limitation).  For purposes of the termination rights set forth in this Section 15.3 only (and specifically without limiting any of Tenant’s required insurance coverages hereunder), “full insurable value” shall mean replacement cost, but shall not include the cost of (x) footings, foundations and other structures below grade, (y) Separately Insurable Alterations, and (z) Tenant’s Property.  Further, if within the last two (2) years of the Term of this Lease the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty such that in any such event (in the reasonable opinion of a reputable contractor or architect designated by Landlord and reasonably approved by Tenant) such Casualty Restoration requires the expenditure of more than thirty percent (30%) of the full insurable value of the Property, Landlord shall have the option to terminate this Lease (by so advising Tenant, in writing) within thirty (30) days after said contractor or architect delivers written notice of its opinion to Landlord.  In such event, the termination shall be effective as of the date which is thirty (30) days following the date of such notice unless Tenant, within thirty (30) days of such notice, validly exercises any Renewal Option remaining to it pursuant to Article 23 below, in which case this Lease shall continue in full force and effect as if Landlord had never provided Tenant with a notice of termination. Subject to Tenant’s termination right set forth above, if Landlord fails or refuses to timely deliver a termination notice, this Lease shall remain in full force and effect.  Notwithstanding anything to the contrary set forth in this Section 15.3, the three hundred sixty five (365) day period set forth in this Section 15.3 shall be automatically extended to the extent that the sole reason that repairs would take in excess of such three hundred sixty five (365) day period is because of an Environmental Claim (defined in Section 20.6 below) for which Tenant is responsible.

15.4         Insurance Proceeds. Landlord shall not be obligated to expend in repairs and restoration an amount in excess of the proceeds of insurance recovered with respect to any casualty, provided that Landlord hereby agrees to independently fund the amount of any policy deductibles (unless there is a triple net conversion under Section 4.4 of the Lease, in which case Tenant shall be responsible for the same) as well as other administrative fees and expenses required by Landlord’s Mortgage, and further agrees to apply any rental or business interruption proceeds in the same manner that Rent is applied.  Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage whether carried by Landlord or Tenant, for damage to either or both of the Premises and the Property.  Notwithstanding the foregoing, to the extent that the same is separate and distinct from the proceeds received under any property insurance required under this Lease with respect to the Premises and Property (i.e., Tenant is the sole insured and/or sole loss payee), Tenant shall be entitled to any insurance proceeds pursuant to Section 11.1.1 above relating to Alterations Insurance and/or with respect to damage to Tenant’s Property.

Landlord’s duty to repair the Premises and the Property under this Article 15 (i) is limited to repairing the Property and Premises to the condition existing immediately prior to such fire or other casualty, and (ii) specifically excludes any duty to repair any of Tenant’s Property and each and every Separately Insurable Alteration.

16.           Default.

16.1         Tenant Default.  Tenant hereby agrees that if:

(i)            Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the Rent reserved by this Lease, any other amount treated as Additional Rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as Additional Rent under this Lease, and if any such case such failure shall continue for a period of five (5) days after written notice that such payment was not made when due.  Notwithstanding the foregoing, in lieu of the foregoing cure period, Tenant shall be entitled to a cure period of ten (10) days with respect to the first four (4) monetary Defaults in any twelve (12) month period; or

(ii)           Tenant shall fail in performing any of the other agreements, terms and conditions of this Lease within thirty (30) days after written notice from Landlord of such failure to perform, or within such longer period of time as reasonably necessary to cure if cure has been commenced within thirty (30) days after written notice and is being diligently prosecuted; or

(iii)          Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only; or

(iv)          Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof; or

(v)           a court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of entry thereof; or

(vi)          Tenant abandons the Premises at any time during the Term of this Lease with the intent not to be bound by the terms of this Lease.

Unless Tenant cures the same prior to Landlord terminating this Lease or terminating Tenant’s right to possession of the Premises, Tenant shall be in “Default” under this Lease.

16.2         Landlord Remedies.  If Tenant is in Default, then in any such event, Landlord shall have the following rights and remedies:

(i)            to collect all Rent and interest thereon, due or becoming due on or before the expiration date of the Term of this Lease, and, if Landlord shall elect to terminate this Lease, Landlord shall be entitled to a money judgment for the aggregate amount of all Rent which would have become due hereunder but for such termination, reduced to present value using an annual discount rate equal to the statutory interest rate specified in MCL 438.31 et seq., as amended.

(ii)           with or without terminating this Lease, to peaceably repossess the Premises or to obtain and enforce a judgment for possession in summary proceedings pursuant to Chapter 57 of the Revised Judicative Act, MCLA 600.5701 et seq., as amended.

(iii)          with or without terminating this Lease, to relet the Premises in whole or in part, to such tenant or tenants, for such term or terms, at such rent or rents and upon such other conditions and with such concessions as Landlord shall determine to be reasonable in light of market conditions, and to collect from Tenant the excess of Rent (or the excess of Rent which would have become due hereunder but for termination) over the amount realized from such reletting (net of expenses incurred in connection therewith) during the remaining Term of this Lease.

(iv)          to terminate this Lease by written notice to Tenant.

Landlord and Tenant hereby waive trial by jury in connection with any judicial proceedings involving the enforcement of any of the foregoing remedies.  In addition to and without limitation of the foregoing, Tenant will indemnify Landlord against all loss of rents and other damages which Landlord may incur by reason of such termination, including, but not limited to, costs or restoring and repairing the Premises and putting the same in rentable condition, costs of renting the Premises to another tenant, loss or diminution of rents and other damage which Landlord may incur by reason of such termination, any commissions paid to re-lease the Premises, all reasonable attorneys’ fees and expenses incurred in enforcing any of the terms of this Lease, and any other damages identified in this Lease.

17.           Non-Waiver, Cumulative Remedies.

Either party’s acceptance of monies under this Lease following a Default by the other shall not waive such party’s rights regarding such Default.  No waiver by either party of any violation or breach of any of the terms contained herein shall waive that party’s rights regarding any future violation of such term.  Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.  Any and all remedies set forth in this Lease:  (1) shall be in addition to any and all other remedies either party may have at law or in equity; (2) shall be cumulative; and (3) may be pursued successively or concurrently as such party may elect.  The exercise of any remedy by either party shall not be deemed an election of remedies or preclude that party from exercising any other remedies in the future, except as expressly set forth herein.

18.           Surrender of Premises/Holding Over.

At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in the condition the same were in as of the Commencement Date, reasonable wear and tear excepted, and shall deliver to Landlord all keys to the Premises.  Tenant may remove all equipment, attached or unattached trade fixtures, furniture, and personal property, equipment, wiring, conduits and cabling placed in the Premises or elsewhere in the Building by Tenant so long as Tenant repairs all damage caused by such removal and, to the extent required under Section 8.2 of this Lease, shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling and furniture as Landlord may request, and repair all damage caused by such removal.  All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord at Tenant’s cost without notice to Tenant and without any obligation to account for such items.  The provisions of this Article shall survive the expiration or earlier termination of this Lease.  If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and Tenant shall, in addition to Additional Rent and other charges under this Lease, owe Base Rent equal to one hundred fifty percent (150%) of the Base Rent payable during the last month of the Term, and Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease and in addition shall be liable for any court costs, legal costs and reasonable attorneys fees that Landlord incurs as a result of Tenant’s holding over.  The provisions of this Article shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing there from, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs, including reasonable attorneys’ fees, and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting there from.

After the thirtieth (30th) day of any holdover of the Premises by Tenant, and notwithstanding the above or any other provision of this Lease to the contrary, Tenant shall be liable for consequential damages and any other damages permitted under this Lease or at Law, direct or otherwise, to Landlord in the event Tenant fails to vacate the Premises within sixty (60) days after Landlord notifies Tenant that Landlord has entered into a lease for the Premises or has received a bona fide offer to lease the Premises, and that Landlord will be unable to deliver possession, or perform improvements, due to Tenant’s holdover.  Such sixty (60) day notice period may run concurrently with the initial thirty (30) days of any Tenant holdover.

19.           Rights of Landlord.

19.1         Intentionally Deleted.

19.2         Security.  Landlord shall have the right to take such reasonable security measures as Landlord deems advisable (provided, however, that any such security measures are for Landlord’s own protection, and Tenant acknowledges that Landlord is not a guarantor of the security or safety of Tenant and that such security matters are the responsibility of Tenant); including evacuating the Building for cause, suspected cause, or for drill purposes, so long as the same do not materially interfere with Tenant’s use of the Premises.  Without limitation of the foregoing, Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping valuable items locked up and doors locked and other means of entry to the Premises closed and secured after business hours and at other times the Premises is not in use.  Tenant and its employees shall have continuous access to the Building and the Property 24 hours per day/7 days per week, subject to the terms of this Lease.

19.3         Prospective Purchaser’s and Lenders.  Landlord shall have the right, upon at least forty eight (48) hours advance notice (which may be telephonic or electronic) to enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders.  Tenant shall also, within fifteen (15) days of Landlord’s request therefore (but not more than one [1] time within any twelve [12] month period in connection with a sale or refinance of the Building, but at any time and from time to time in the event Tenant is in Default or Landlord’s Mortgagee requests the same), provide Landlord with current audited financial statements and other information reasonably requested by Landlord regarding the financial condition of Tenant.

19.4         Prospective Tenants.  Landlord shall have the right, upon at least forty eight (48) hours advance notice (which may be telephonic or electronic), at any time during the last twelve (12) months of the Term or at any time during the existence of a Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

20.           Hazardous Materials.

20.1         During the term of this Lease, Tenant shall comply with all Environmental Laws and Environmental Permits (defined herein) applicable to the operation or use of the Premises, will cause all other persons occupying or using the Premises to comply with all such Environmental Laws and Environmental Permits, will immediately pay or cause to be paid all costs and expenses incurred by reason of such compliance, and will obtain and renew all Environmental Permits required for operation or use of the Premises.

20.2         Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous Materials (as defined herein) on the Premises except in compliance with all applicable Environmental Laws and Environmental Permits.

20.3         Tenant will promptly advise Landlord in writing of any of the following: (1) any pending or threatened Environmental Claim against Tenant relating to the Premises or the Property; (2) any condition or occurrence on the Premises or the Property that (a) results in noncompliance by Tenant with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Premises; (3) any condition or occurrence on the Premises or any property adjoining the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (4) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises or the Property.  All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto.  In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.

20.4         Tenant agrees to indemnify, defend and hold harmless the Indemnitees from and against all obligations, including but not limited to removal and remedial actions, losses, claims, suits, judgments, liabilities, penalties, damages, including consequential and punitive damages, costs and expenses, including reasonable attorneys’ and consultants’ fees and expenses, of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Indemnitees directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Premises which is caused or permitted by Tenant or Tenant Related Parties and (b) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises (the “Hazardous Materials Indemnified Matters”); it being understood that Tenant shall not be liable for any Environmental Claim to the extent the same arises due to the actions of Landlord or from the representations of Landlord contained in Section 6.1 above being false.  The provisions of this Section shall survive the expiration or sooner termination of this Lease.  Landlord shall indemnify, defend, reimburse and hold Tenant harmless from and against any and all environmental damages arising as a result of the violation of Environmental Laws first occurring following the Commencement Date, including the cost of remediation, which result from Hazardous Materials which existed on the Premises prior to Tenant’s occupancy or which are caused by the gross negligence or willful misconduct of Landlord. Landlord’s obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.  Landlord hereby agrees to indemnify Tenant from and against any and all loss, cost, damage, claim or expense arising from the presence of Hazardous Materials at the Premises as of the Commencement Date.

20.5         All sums paid and costs incurred by Landlord or Tenant with respect to any indemnified matter provided for above shall bear interest at the rate of seven percent (7%) per annum from the date so paid or incurred until reimbursed by the other party hereto, and all such sums and costs shall be immediately due and payable on demand.

20.6         “Hazardous Materials” means (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority; (b) “Environmental Law(s)” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; (c) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; (d) “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

20.7         Landlord represents that, to the best of its knowledge, and except as set forth in the Phase I Environmental Site Assessment Update of the Light Industrial Property Located at 38070-38100 Ecorse Road, Romulus, Michigan, dated January 16, 2009, prepared by PM Environmental, Inc., Project No. 02-3656-0, as of the Commencement Date the Premises do not contain any Hazardous Materials.

21.           Base Rent Abatement.

Notwithstanding anything to the contrary in the schedule of Base Rent set forth in Section 1.5 above, so long as Tenant is not then in monetary Default under this Lease pursuant to the provisions of Section 16.1(i) or 16.1(iv) above, Tenant shall be entitled to an abatement of one-half of each monthly installment of Base Rent during the initial twelve (12) months of the Term (the “Abated Base Rent Period”).  The Base Rent abated pursuant to the foregoing shall be in the amount of $56,861.46 per month, for a total of $682,337.52 (collectively, the “Abated Base Rent”).   During the Abated Base Rent Period, only Base Rent shall be abated, and Tenant’s Pro Rata Share of Expenses and Taxes all other costs and charges specified in this Lease shall remain due and payable pursuant to the provisions of this Lease.  In the event that Tenant becomes in monetary Default under this Lease pursuant to the provisions of Sections 16.1(i) or 16.1(iv) above during the Abated Base Rent Period, the Abated Base Rent Period shall toll, day for day, until Tenant cures such monetary Default, at which time, so long as such cure is effected within thirty (30) days of the Default, the Abated Base Rent Period shall be reinstituted for the full number of days that remained in the Abated Base Rent Period at the time of such monetary Default; it being understood and agreed that if Tenant does not cure any such monetary Default within said thirty (30) day period, then Tenant’s rights to any tolled or future Abated Base Rent shall be null and void and of no further force or effect.

22.           Tenant Improvement Allowance.

Notwithstanding anything to the contrary set forth in this Lease, upon full execution and delivery of this Lease Landlord will pay to Tenant the amount of $25,000.00 to offset Tenant’s costs of carpeting and painting of the office area of the Premises and such other improvements to the Premises as Tenant conducts pursuant to the provisions of Article 8 of this Lease.  Tenant will provide Landlord with copies of all paid invoices relating to such improvements.

23.           Options to Renew.

23.1         Tenant shall have two (2) consecutive options to extend the Term for five (5) years each (each, a “Renewal Option”; the term of each Renewal Option shall be referred to as a “Renewal Term”), upon the terms and conditions contained herein, including without limitation the payment of Tenant’s Pro Rata Share of Expenses and Taxes determined on the same basis as set forth in Section 4.2 of this Lease, except that the Base Rent for each such Renewal Option shall be at ninety seven and five-tenths percent (97.5%) of the then-fair market rate for the applicable period including fair market concessions (e.g., Base Rent abatement, tenant improvements, etc.) (the “Fair Market Rate”) as set forth below.

23.2         Tenant shall provide notice to Landlord (“Renewal Notice”) of Tenant’s exercise of the Renewal Option no later than the twelfth (12th) month prior to the expiration of the Term (as may have been extended).  The Fair Market Rate is the rental rate then being charged Similar Owners (including Landlord) to tenants of a similar credit quality to Tenant for space of similar quality and size as the Premises, taking into account, all relevant factors, including without limitation, age, extent and quality of tenant improvements (but without regard to any moveable fixtures or equipment within the Premises or the Property or any other improvements to the Property which were paid for by Tenant), length of term, amenities of the Building and the Property, location and/or floor height and definition of net rentable area, reasonable projections of Base Rent, annual Expenses and Taxes and allowances or concessions that have been granted such as abatements, lease assumptions and existing conditions of leasehold improvement and moving allowances.

23.3         No later than the eighth (8th) month prior to the expiration of the Term (as may have been extended), Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the applicable Renewal Term.  Tenant, within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the applicable Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”).  If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the renewal amendment described in Section 23.6 below upon the terms and conditions set forth herein.  If Tenant provides Landlord with a Rejection Notice, or if Tenant fails to provide Landlord with either a Binding Notice or a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Fair Market Rate for the Premises during the Renewal Term.  Upon agreement, Landlord and Tenant shall enter into the renewal amendment in accordance with the terms and conditions hereof.  Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Fair Market Rate within thirty (30) days the Fair Market Rate shall be determined in accordance with the arbitration procedures described in Section 23.4 below.

23.4         Arbitration Procedure.

23.4.1.     If Landlord and Tenant fail to agree upon the Fair Market Rate as set forth above, then each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Fair Market Rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”).  If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Fair Market Rate shall be the average of the two Estimates.  If the Fair Market Rate is not resolved by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Fair Market Rate for the Premises during the Renewal Term.  Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in Romulus, Michigan, with working knowledge of current rental rates and practices.  For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

23.4.2.     Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Fair Market Rate for the Premises.  The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term.  If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof.  If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Fair Market within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria.  Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Fair Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises.  If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice.  The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator.  Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

23.4.3      If the Fair Market Rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Fair Market Rate has been determined.  Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premises.  If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof.  If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

23.5         Tenant may not exercise the Renewal Option if on the date Tenant attempts to exercise such Renewal Option or (a) Tenant is in Default under this Lease, or (b) this Lease or Tenant’s right of possession has been terminated, or (c) this Lease is not in full force and effect on said date.

23.6         Following exercise by Tenant of the Renewal Option, at the request of either party hereto and within thirty (30) days after such request, Landlord and Tenant shall enter into an amendment to this Lease confirming the terms, conditions and provisions applicable to the Renewal Term as determined in accordance herewith.

24.           Parking.

During the Term, at no additional rental and as an appurtenance to the Premises, Landlord shall provide Tenant with the use of the entire surface parking area located on the Property (the “Parking Area”) for the use of Tenant and its employees.  Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Parking Area regardless of whether such loss or theft occurs when such area is locked or otherwise secured.  Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Parking Area or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Parking Area shall be at the sole risk of Tenant and its employees.  Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Area.  Landlord shall have the right to temporarily close certain areas of the Parking Area to perform necessary repairs, maintenance and improvements thereto.  Notwithstanding the foregoing, except in emergency situations as determined by Landlord, Landlord shall provide Tenant with thirty (30) days prior written notice of its intent to perform any necessary repairs, maintenance or improvements to the Parking Area and shall exercise reasonable efforts not to unreasonably interfere with the use of the Parking Area by Tenant.  However, the foregoing shall not require Landlord to perform work after normal business hours unless Tenant agrees to reimburse Landlord for the extra cost incurred in connection with such work which exceeds the cost for such work which would have been incurred had it been performed during normal business hours.  Other than in connection with an assignment or subletting of the Premises (i) approved by Landlord pursuant to Section 10.1 above, or (ii) pursuant to Section 10.8 above, Tenant shall not assign or sublease any of the Parking Area without the consent of Landlord.

25.           Right of First Offer.

25.1         Subject to the rights in favor of other tenants as of the date of this Lease as identified on Exhibit F attached hereto (“Permitted Superior Rights”), Tenant shall have and is hereby granted a right of first offer (the “Right of First Offer”)  to add to the Premises demised hereunder each and every contiguous space in excess of 100,000 rentable square feet in any of Landlord’s Michigan Buildings (defined in Section 25.6 below) (“First Offer Space”) that becomes Available for Lease (as hereinafter defined) from time to time at any time during the period of time from the Commencement Date through the [thirteenth (13th)] anniversary of the Commencement Date (hereinafter, the “Offer Period”).  Subject to the following sentence, any First Offer Space shall be deemed to be “Available for Lease” upon expiration or other termination of any then-current lease of such space, provided that no Permitted Superior Right exists (or, if any such Permitted Superior Rights exist, if the parties with any such Permitted Superior Rights waive or fail to timely exercise such rights).  If any First Offer Space is Available for Lease during the Offer Period, but is subject to a Permitted Superior Right which is exercisable in the future, such First Offer Space shall be offered to Tenant for a term ending on the required delivery date under any such Permitted Superior Right, if such right is exercised.

25.2         Landlord shall notify Tenant in writing after Landlord becomes aware that any First Offer Space is or will be Available for Lease (a “First Offer Notice”) during the Offer Period, which First Offer Notice shall identify the given First Offer Space and shall include the date that such First Offer Space will be available to Tenant; provided, however, that, except with respect to Landlord’s Michigan Building located at 6505 Cogswell Boulevard, Romulus, Michigan (the “6505 Building”), Landlord will not provide a First Offer Notice more than twelve (12) months in advance of the date of any such availability; further provided, however, that Landlord will not provide any First Offer Notice prior to the sixth-month anniversary of the Commencement Date, but as to the 6505 Building Landlord is deemed to have provided Tenant a First Offer Notice as of the Commencement Date and, notwithstanding the provisions of the following sentence, Tenant must provide its notice of irrevocable acceptance of the offer to add the 6505 Building to the Premises on or before November 30, 2009.  Except as expressly provided in the foregoing sentence with respect to the 6505 Building, Tenant shall have twenty (20) business days from receipt of a First Offer Notice within which to notify Landlord in writing of Tenant’s irrevocable acceptance of such offer to add all of the First Offer Space to the Premises on the terms and conditions set forth in this Lease, except with respect to any abatement, improvement allowance, leasehold improvements, or other work to the Premises or any similar economic incentives that may have been provided Tenant in connection with entering into this Lease, and except that Base Rent for such First Offer Space shall, if the term for the leasing of such First Offer Space commences during the initial Term, initially be $4.75 per rentable square foot per annum during the initial Term but will escalate annually at the rate of $.10 per rentable square foot of the First Offer Space per annum for each twelve month period following the expiration of the initial Term (by way of example, assuming the Term initially expires on October 31, 2019, (i) if Tenant leases First Offer Space commencing on November 1, 2015, Base Rent shall be $4.75 per annum from First Offer Space commencement date through October 31, 2019 and shall escalate annually by $.10 per rentable square foot each September 1st thereafter until the end of the Term of the Lease as the same is extended as provided herein, and (ii) if Tenant leases First Offer Space commencing December 1, 2021, Base Rent shall initially be $5.05 per rentable square foot  and shall escalate on November 1, 2022 to $5.15 per rentable square foot and shall continue escalating by $.10 per rentable square foot each November 1st thereafter through the end of the term of the Lease as the same is extended as provided herein).  Tenant shall take such First Offer Space on an “as-is” basis; provided, however, that Tenant shall receive an allowance for tenant improvements in the amount of $.07 per rentable square foot of such First Offer Space multiplied by the number of years during the term of leasing of such First Offer Space (e.g., if the First Offer Space consists of 100,000 rentable square feet and the Term of the lease with respect to such First Offer Space is seven [7] years, then Tenant shall be entitled to an improvement allowance of $49,000.00).  Except at provided in Section 25.7 below, the rights of Tenant hereunder with regard to any First Offer Space shall terminate with respect to that specific First Offer Space if Tenant fails to exercise its right to lease such First Offer Space within the twenty (20) business day period provided above.

25.3         If Tenant has validly exercised its rights pursuant to this Article 25, then, such First Offer Space which is the subject of the First Offer Notice shall be leased to Tenant pursuant to a lease (a “Modeled Lease”) that modeled substantially from the form of this Lease, subject only to necessary changes to reflect the business terms (such as the rentable square footage of such First Offer Space and Tenant’s Pro Rata Share with respect to such First Offer Space and any other changes that arise as a result of the First Offer Space being located within a multi-tenant building) and factual differences between the given First Offer Space and the Premises (such as parking capacity, building rules and regulations in the case of a multi-tenant building and other conditions).  The term of the demise covering such First Offer Space shall, except to the extent limited on account of subsequent unexercised Permitted Superior Rights that will become effective after such First Offer Space is leased to Tenant, be coterminous with the Term of this Lease as it may be extended pursuant to Article 23 above hereof or otherwise extended or renewed or as it may be earlier terminated as elsewhere provided herein.  Notwithstanding the foregoing, if the First Offer Space will be leased to Tenant as of a date at which there remains less than seven (7) years in the Term of this Lease, in order for Tenant’s exercise of the Right of First Offer to be valid, Tenant must irrevocably exercise its initial and/or second Renewal Option, as applicable, so that the term of this Lease (as so extended) has no less than seven (7) years remaining on the date of Tenant’s exercise of the given Right of First Offer.

25.4         Following exercise by Tenant of its right to lease any First Offer Space, Landlord and Tenant shall enter into a Modeled Lease for the First Offer Space.  Tenant shall enter into such Modeled Lease for the given First Offer Space within twenty (20) business days after Landlord forwards the same to Tenant for execution; provided that the execution and delivery of such Modeled Lease shall not be a condition precedent to the effectiveness of Tenant’s leasing of the First Offer Space upon the terms set forth in the First Offer Notice.

25.5         It shall be a condition to Tenant’s right to exercise a right to add First Offer Space under this Article 25 that, at the time Tenant notifies Landlord of the exercise of such right to add such First Offer Space to the Premises and at any time thereafter up to the date on which the First Offer Space becomes part of the Premises, Tenant is not in Default under this Lease.

25.6         For purposes of this Article 25, “Landlord’s Michigan Buildings” shall mean any of the following buildings so long as the same are owned in their entirety in fee simple by Landlord; provided, however, that at such time, if at all, that Landlord sells, conveys or transfers its interest in any of the following buildings to an entity that is not controlled by or under common control with Landlord, the same shall be excluded from Landlord’s Michigan Buildings effective as of the date of such sale, conveyance or transfer:

41133 Van Born Road, Belleville, Michigan

41199 Van Born Road, Belleville, Michigan

6505 Cogswell, Romulus, Michigan

7525 Cogswell, Romulus, Michigan.

25.7         Notwithstanding anything to the contrary in this Article 25, if (i) Tenant was entitled to exercise its Right of First Offer, but failed to provide Landlord with a First Offer Notice within the twenty (20) business day period provided in Section 25.2 above (or by November 30, 2009, with respect to the 6505 Building), and (ii) Landlord does not enter into a lease for the First Offer Space within a period of nine (9) months following the date of the First Offer Notice, Tenant shall once again have a Right of First Offer with respect to such First Offer Space.

26.           Intentionally Deleted.

27.           Miscellaneous.

27.1         Landlord Transfer.  Landlord may transfer any portion of the Building and any of its rights under this Lease.  If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes Landlord’s obligations hereunder in writing.

27.2         Force Majeure.  Other than for either party’s obligations under this Lease that can be performed by the payment of money, whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, (declared or undeclared), acts of terrorism, Laws, or any other causes of any kind whatsoever which are beyond the control of such party.

27.3         Brokerage.  Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease except for Grubb & Ellis and T3 Realty Advisors (together, “Broker”).  Landlord shall be responsible for any commission owed to Broker in connection with this Lease pursuant to separate agreement.  Each party shall indemnify, defend and hold the other harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent other than Broker claiming the same by, through, or under the indemnifying party.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

27.4         Estoppel Certificates.  From time to time, either party shall furnish to the other or to any party designated by such other, within twenty (20) days after such party has made a request therefore, a certificate signed by the other party confirming and containing such factual certifications and representations as to this Lease as such requesting party may reasonably request.

27.5         Notices.  All notices and other communications given pursuant to this Lease shall be in writing and shall be: (1) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information; (2) hand delivered to the intended addressee; (3) sent by a nationally recognized overnight courier service; or (4) sent by facsimile transmission during normal business hours followed by a copy of such notice sent in another manner permitted hereunder.  All notices shall be effective upon the earlier to occur of actual receipt, one (1) business day following deposit with a nationally recognized overnight courier service, or three (3) days following deposit in the United States mail.  Any notices shall be sent to the addresses of the parties set forth in Article 1 of this Lease.  The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

27.6         Separability.  If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future Laws, then the remainder of this Lease shall not be affected thereby.

27.7         Amendments; Binding Effect.  This Lease may not be amended except by instrument in writing signed by Landlord and Tenant.  Except as expressly provided herein, no provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing signed by such party, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of one party to insist upon the performance by the other party in strict accordance with the terms hereof.  The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided.  This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

27.8         Quiet Enjoyment.  Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

27.9         No Merger.  There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

27.10       Entire Agreement.  This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto.  Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.  The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

27.11       Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

27.12       Counterparts.  This Lease may be executed in one or more counterparts each of which when so executed and delivered shall be an original, but together shall constitute one and the same instrument.

27.13       Authority.  Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so.

27.14       Examination Not Option.  Submission of this Lease shall not be deemed to be a reservation of the Premises.  Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants.

27.15       Recordation.  Tenant, at its sole cost and expense, shall be entitled to record a memorandum or notice of lease or other short form lease (each deemed a “notice of lease” hereunder), subject to Landlord’s reasonable approval regarding the form and substance of the notice of lease.  Tenant shall provide Landlord with a copy of the recorded document, evidencing the recording number and other recording information thereon.  Tenant shall record all necessary documentation to release such notice of lease of record within thirty (30) days following the expiration or earlier termination of this Lease.  If Tenant fails to have such notice of lease released within such thirty (30) day period, Landlord shall be entitled to take all action as is reasonably necessary to cause such notice of lease to be released.  In such event, Tenant, within fifteen (15) days after demand, shall reimburse Landlord for any reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in causing the notice of lease to be released of record.

27.16       Limitation of Landlord’s Liability.  Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building, as such interest is constituted from time to time, and neither Landlord nor any partner or member of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this

Lease.  Landlord’s interest in the Building shall be deemed to include, without limitation, rent, insurance proceeds, mortgage proceeds, sale proceeds and condemnation proceeds.

27.17       Executive Order 13224.  Tenant represents and warrants to Landlord that neither Tenant, nor any of the entities or individuals owning or controlling Tenant, have been designated as a blocked person pursuant to Executive Order 13224.  Furthermore, if Tenant or any of the entities or individuals owning or controlling Tenant either now or in the future is designated as a blocked person pursuant to Executive Order 13224, such circumstance shall constitute a Default by Tenant under this Lease and Landlord may immediately (without delivering any prior notice to Tenant or affording Tenant any opportunity to cure) exercise any and all rights and remedies permitted in this Lease.  The foregoing provisions shall not apply to any person or entity to the extent that such person’s or entity’s interest in Tenant is through a U.S. Publicly Traded Entity.

27.18       List of Exhibits.  All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A -	Premises
Exhibit B -	Description of the Property
Exhibit C -	Transferred Personal Property
Exhibit D -	Landlord’s Work
Exhibit E -	Intentionally Deleted
Exhibit F -	Permitted Superior Rights
Exhibit G -	Intentionally Deleted
Exhibit H -	Required Insurance
Exhibit I -	Current Landlord’s Mortgagee SNDA Form

[signatures are set forth on the following page]

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease as of the day and year first above written by their duly authorized member, partner or officer, as the case may be.

LANDLORD:		TENANT:
WELSH ROMULUS, LLC, a Delaware limited liability company		A123 SYSTEMS INC., a Delaware corporation

		By:	/s/ Michael Rubino
By:	/s/ Scott Frederiksen	Name:	Michael Rubino
Name:	Scott Frederiksen	Title:	CFO
Title:	Treasurer	Execution Date:	November 30, 2009
Execution Date:	December 4, 2009

BPE EXCHANGE, LLC, a Delaware limited liability company

By:	/s/ Fred H. Chute Jr.
Name:	Fred H. Chute Jr.
Title:	President
Execution Date:	November 25, 2009

BPW EXCHANGE, LLC, a Delaware limited liability company

By:	/s/ Fred H. Chute Jr.
Name:	Fred H. Chute Jr.
Title:	Vice President
Execution Date:	November 25, 2009

EXHIBIT A

PREMISES

(see attached page)

OVERALL FLOOR PLAN

BUILDING AREA

GILLETT ASSOCIATES ARCHITECTURE

WELSH COMPANIES
LEASE BUILDING
ECORSE, MI

PRELIMINARY
- NOT FOR -
CONSTRUCTION

OVERALL FLOOR PLAN

09023

A-101

EXHIBIT B

THE PROPERTY

LAND IN THE COUNTY OF WAYNE, CITY OF ROMULUS, STATE OF MICHIGAN, DESCRIBED AS:

THE SOUTHWEST 1/4 OF THE SOUTHEAST 1/4 OF SECTION 6, TOWN 3 SOUTH, RANGE 9 EAST, EXCEPT SOUTH 60.00 FEET THEREOF, ALSO EXCEPTING THAT PART BEGINNING NORTH 00°06’10” EAST 60.03 FEET AND NORTH 88°15’22” EAST 33.02 FEET FROM SOUTH 1/4 CORNER OF SECTION 6; THENCE NORTH 00°06’10” EAST 803.00 FEET; THENCE SOUTH 89°53’50 EAST 300.00 FEET; THENCE SOUTH 00°06’10” WEST 793.33 FEET; THENCE SOUTH 88°15’22” WEST 300.16 FEET TO THE POINT 07 BEGINNING.

ALSO BEING DESCRIBED AS:

PART OF THE SOUTHEAST 1/4 OF SECTION 6, TOWN 3 SOUTH, RANGE 9 EAST, CITY OF ROMULUS, WAYNE COUNTY, MICHIGAN, BEING DESCRIBED AS COMMENCING AT THE SOUTH 1/4 CORNER OF SAID SECTION 6; THENCE DUE NORTH 60.03 FEET; THENCE NORTH 88°08’53” EAST, 33.02 FEET; THENCE DUE NORTH ALONG THE EAST LINE OF COGSWELL ROAD (66.00 FEET WIDE) 803.00 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING DUE NORTH ALONG SAID EAST LINE OF COGSWELL ROAD, 452.11 FEET; THENCE NORTH 88°24’46” EAST, 1283.18 FEET; THENCE SOUTH 00°06’59” WEST, 1249.26 FEET TO A POINT ON THE NORTH LINE OF ECORSE ROAD (120.00 FEET WIDE); THENCE SOUTH 88°08’53” WEST ALONG SAID NORTH LINE OF ECORSE ROAD 980.66 FEET; THENCE DUE NORTH 793.30 FEET; THENCE DUE WEST 300.00 FEET TO THE POINT OF BEGINNING.

LESS and EXCEPT the portion of the foregoing shown in cross-hatch below:

EXHIBIT C

TRANSFERRED PERSONAL PROPERTY

1.             Two spare overhead doors.

2.             Back flow preventer.

3.             Pallets of sodium halide light fixtures.

EXHIBIT D

LANDLORD’S WORK

1.             Repair or replace, as necessary, soap dispensers in the men’s restroom in the northwest warehouse.

2.             Repair or replace, as necessary, the dysfunctional toilet in the women’s restroom in the northwest warehouse.

3.             Replace the water heater in the janitor closet in the northwest warehouse.

4.             Replace as necessary light bulbs in the warehouse.

5.             Repair or replace, as necessary, dock levelers and DOK LOK devises.

6.             Replace the exit door in the northeast warehouse.

7.             Replace side gaskets in the overhead door in the southwest warehouse.

8.             Adjust office area closet doors so that the same do not bind.

9.             HVAC improvements pursuant to the bids obtained by Landlord from R&A Heating and Cooling, Inc., dated August 10, 2009 and September 29, 2009.

10.          Re-stripe ADA parking.

11.          Install panic bar hardware to the northeast warehouse door system.

12.          Patch all penetrations in the east perimeter wall.

13.          Replace missing ceiling tile in the southwest warehouse open area.

14.          Inspection and certification of the elevator.

15.          Paint the exterior of the Building.  Notwithstanding anything to the contrary set forth in Section 6.1 of the Lease, the painting shall be done in a two color scheme agreed to between Landlord and Tenant, shall be scheduled for the optimal weather time for exterior painting in the environmental area of the Building (which the parties anticipate will be Spring, 2010), and shall be performed by Tenant’s contractor.  Further, the actual cost of the materials and labor associated with such painting shall be amortized over the portion of the initial Term of the Lease remaining subsequent to completion of such painting, without interest, payable in equal monthly installments included in Expenses.

EXHIBIT E

INTENTIONALLY DELETED

EXHIBIT F

PERMITTED SUPERIOR RIGHTS

1.             With respect to 6505 Cogswell Road:

A.            Mastronardi Produce-USA, Inc. lease of 199,680 square feet expires July 31, 2010.  The lease does not contain an extension option.

B.            Medline Industries Inc. lease of 224,640 square feet expires December 31, 2012.  The lease does not contain an extension option.

2.             With respect to 41133 Van Born Road:

A.            Owens & Minor Distribution lease of 105,840 square feet expires January 31, 2011 (however, the same may be extended until April 30, 2011 because Landlord and tenant are currently negotiating a 3 month extension).  The lease contains a five year extension option exercisable upon 180 days prior written notice.

3.             With respect to 41199 Van Born Road:

No tenants of space exceeding 100,000 square feet.

4.             With respect to 7525 Cogswell Road:

A.            Argenbright, Inc. lease of 285,200 square feet expires February 29, 2016.  The lease contains two five year extension options, each exercisable upon 365 days prior written notice.

EXHIBIT G

INTENTIONALLY DELETED

EXHIBIT H

REQUIRED INSURANCE

1.4          Insurance.  Tenant shall, at Tenant’s expense, maintain in force and effect on the Property at all times while the Lease to which this Exhibit H is attached continues in effect the following insurance, except for the insurance required under paragraphs (g) [relating to business income] and (h) [relating to terrorism] below, which business income and terrorism insurance shall be maintained by Landlord pursuant to Section 11.1.2 of the Lease:

(a)         Insurance against loss or damage to the Property by fire, windstorm, tornado and hail and against loss and damage by such other, further and additional risks as may be now or hereafter embraced by an “all-risk” or “special form” form of insurance policy. The amount of such insurance shall be not less than one hundred percent (100%) of the full replacement cost (insurable value) of the Improvements (as established by an MAI appraisal), without reduction for depreciation. The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing such coverage or, at Mortgagee’s election, by reference to such indices, appraisals or information as Mortgagee determines in its reasonable discretion in order to reflect increased value due to inflation. Absent such annual adjustment, each policy shall contain inflation guard coverage insuring that the policy limit will be increased over time to reflect the effect of inflation. Full replacement cost, as used herein, means, with respect to the Improvements, the cost of replacing the Improvements without regard to deduction for depreciation, exclusive of the cost of excavations, foundations and footings below the lowest basement floor. Mortgagor shall also maintain insurance against loss or damage to furniture, furnishings, fixtures, equipment and other items (whether personalty or fixtures) included in the Property and owned by Mortgagor from time to time, to the extent applicable, in the amount of the cost of replacing the same, in each case, with inflation guard coverage to reflect the effect of inflation, or annual valuation. Each policy or policies shall contain a replacement cost endorsement and either an agreed amount endorsement (to avoid the operation of any co-insurance provisions) or a waiver of any co-insurance provisions, all subject to Mortgagee’s approval. The maximum deductible shall be $10,000.00.

(b)         Commercial General Liability Insurance against claims for personal injury, bodily injury, death and property damage occurring on, in or about the Property in amounts not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate plus umbrella coverage in an amount not less than $2,000,000.00. During any construction on the Property, Mortgagor’s general contractor for such construction shall also provide the insurance required in this Subsection (b). Mortgagee hereby retains the right to periodically review the amount of said liability insurance being maintained by Mortgagor and to require an increase in the amount of said liability insurance should Mortgagee deem an increase to be reasonably prudent under then existing circumstances.

(c)          Boiler and machinery insurance is required if steam boilers or other pressure-fired vessels are in operation at the Property. Minimum liability coverage per accident must equal the greater of the replacement cost (insurable value) of the Improvements housing such boiler or pressure-fired machinery or $2,000,000.00. If one or more large HVAC units is in operation at the Property, “Systems Breakdowns” coverage shall be required, as determined by Mortgagee, Minimum liability coverage per accident must equal the value of such unit(s).

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(d)         If the Improvements or any part thereof are situated in an area now or subsequently designated by the Federal Emergency Management Agency (“FEMA”) as a special flood hazard area (Zone A or Zone V), flood insurance in an amount equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis (or the unpaid balance of the Debt if replacement cost coverage is not available for the type of building insured) or (ii) the maximum insurance available under the appropriate National Flood Insurance Administration program. The maximum deductible shall be $3,000.00 per building or a higher minimum amount as required by FEMA or other applicable law.

(e)          During the period of any construction, renovation or alteration of the Improvements which exceeds the lesser of 10% of the principal amount of the Note or $500,000.00, at Mortgagee’s request, a completed value, “All Risk” Builder’s Risk form, or “Course of Construction” insurance policy in non-reporting form with replacement cost and no co-insurance, in an amount approved by Mortgagee, may be required. During the period of any construction of any addition to the existing Improvements, a completed value, “All Risk” Builder’s Risk form or “Course of Construction” insurance policy in non-reporting form, in an amount approved by Mortgagee, shall be required.

(f)          When required by applicable law, ordinance or other regulation, Worker’s Compensation and Employer’s Liability Insurance covering all persons subject to the workers’ compensation laws of the state in which the Property is located.

(g)          Business income (loss of rents) insurance in amounts sufficient to compensate Mortgagor for all Rents and Profits or income during a period of not less than eighteen (18) months. The amount of coverage shall be adjusted annually to reflect the Rents and Profits or income payable during the succeeding eighteen (18) month period.

(h)         Terrorism insurance in compliance with the Terrorism Risk Insurance Act of 2002, Public Law 107-297, as amended (“TRIA”). Mortgagor shall maintain Terrorism Insurance throughout the Loan term whether or not TRIA remains in effect; provided, however, if TRIA is no longer in effect, Mortgagor shall purchase as much Terrorism Insurance as possible provided the total expense for such insurance shall not be required to exceed two (2) times the aggregate premium for such insurance at the time of the funding of the Loan (Mortgagor shall satisfy the insurance requirements, other than with respect to terrorism insurance regardless of price).

(i)     Intentionally Deleted.

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(j)          All such insurance shall (i) be with insurers fully licensed and authorised to do business in the state within which the Property is located and which insurers, unless otherwise approved in writing by Mortgagee, shall have and maintain a rating of at least “A-” or higher from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies (“Standard & Poor’s”) or equivalent; (ii) contain the complete address of the Real Estate (or a complete legal description); (iii) be for terms of at least one (1) year with premium prepaid; (iv) be subject to the approval of Mortgagee as to insurance companies, amounts, content, forms of policies, method by which premiums are paid and expiration dates; (v) contain deductibles which do not exceed $10,000.00 (except that (x) there shall be no deductible with respect to the policies described in (b), above, unless otherwise approved by Mortgagee and (y) the deductible with respect to the policy described in clause (d), above, shall not exceed $3,000.00); and (vi) include a standard, non-contributory, mortgagee clause naming:

Prudential Mortgage Capital Company, LLC, its successors and assigns as their interest may appear

c/o Prudential Asset Resources

Attn: Insurance Department

2200 Ross Avenue, Suite 4900E

Dallas, Texas 75201

(a) as an additional insured under all liability insurance policies, (b) as the first mortgagee on all property insurance policies and (c) as the loss payee on all loss of rents or loss of business income insurance policies.

Mortgagor shall, as of the date hereof, deliver to Mortgagee (a) evidence that said insurance policies have been prepaid as required above and (b) certified copies of such insurance policies and original certificates of insurance signed by an authorized agent of the applicable insurance companies evidencing such insurance satisfactory to Mortgagee. Mortgagor shall renew all such insurance and deliver to Mortgagee certificates and policies evidencing such renewals at least thirty (30) days before any such insurance shall expire. Mortgagor further agrees that each such insurance policy: (i) shall provide for at least thirty (30) days’ prior written notice to Mortgagee prior to (x) any policy reduction, cancellation or termination for any reason and (y) any modification thereof which affects the interest of Mortgagee; (ii) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Mortgagee in accordance with the terms of such policy notwithstanding any act or negligence of Mortgagor which might otherwise result in forfeiture of such insurance; (iii) shall waive all rights of Subrogation against Mortgagee; and (iv) in the event that the Real Estate or the Improvements constitutes a legal non-conforming use under applicable building, zoning or land use laws or ordinances, shall include an ordinance or law coverage endorsement which will contain Coverage A: “Loss Due to Operation of Law” (with a minimum liability limit equal to Replacement Cost With Agreed Value Endorsement), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages.

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EXHIBIT I

CURRENT LANDLORD’S MORTGAGEE SNDA FORM

[to be added once finalized]

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